================================================================================


                           REVOLVING CREDIT AGREEMENT

                                     among

                            FIRST DATA CORPORATION,

                                      and

  The Banks, Swing Line Banks and Other Financial Institutions Parties Hereto

                                      and

                                 BANK ONE, NA,
                             BANK OF AMERICA, N.A.
                                      and
                               CITICORP USA, INC.
                             as Syndication Agents

                                      and

                           THE CHASE MANHATTAN BANK,
                            as Administrative Agent,

                          Dated as of November 3, 2000

================================================================================

                               TABLE OF CONTENTS

                                                                  Page
                                                                  ----
SECTION 1. DEFINITIONS.............................................   1
   1.1   Defined Terms.............................................   1
   1.2   Other Definitional Provisions.............................  15

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS.........................  15
   2.1   Commitments...............................................  15
   2.2   Revolving Credit Notes....................................  16
   2.3   Procedure for Borrowing...................................  16
   2.4   Fees......................................................  17
   2.5   Termination or Reduction of Commitments...................  17
   2.6   Optional Prepayments......................................  17
   2.7   Conversion and Continuation Options.......................  18
   2.8   Minimum Amounts of Tranches...............................  18
   2.9   Interest Rates and Payment Dates..........................  19
   2.10  Computation of Interest and Fees..........................  19
   2.11  Inability to Determine Interest Rate......................  20
   2.12  Pro Rata Treatment and Payments...........................  20
   2.13  Illegality................................................  21
   2.14  Requirements of Law.......................................  21
   2.15  Taxes.....................................................  23
   2.16  Indemnity.................................................  24
   2.17  Action of Affected Banks..................................  24
   2.18  Bid Loans.................................................  25
   2.19  Swing Line Commitments....................................  27
   2.20  Increase of Commitments...................................  31
   2.21  Payment in Full at Maturity...............................  31

 SECTION 3. REPRESENTATIONS AND WARRANTIES.........................  32
   3.1   Financial Condition.......................................  32
   3.2   No Change.................................................  32
   3.3   Corporate Existence; Compliance with Law..................  32
   3.4   Corporate Power; Authorization; Enforceable Obligations...  33
   3.5   No Legal Bar..............................................  33
   3.6   No Material Litigation....................................  33
   3.7   No Default................................................  33
   3.8   Taxes.....................................................  33
   3.9   Federal Regulations.......................................  33
   3.10  ERISA.....................................................  34
   3.11  Investment Company Act; Other Regulations.................  34
   3.12  Purpose of Loans..........................................  34
   3.13  Disclosure................................................  34
   3.14  Ranking...................................................  34

SECTION 4. CONDITIONS PRECEDENT....................................  34
   4.1   Conditions to Effectiveness...............................  34
   4.2   Conditions to Each Loan...................................  36

SECTION 5. AFFIRMATIVE COVENANTS...................................  36
   5.1   Financial Statements......................................  36
   5.2   Certificates; Other Information...........................  37
   5.3   Conduct of Business and Maintenance of Existence..........  38
   5.4   Inspection of Property; Books, Records and Discussions....  38
   5.5   Notices...................................................  38

SECTION 6. NEGATIVE COVENANTS......................................  39
   6.1   Interest Coverage.........................................  39
   6.2   Limitation on Significant Subsidiary Indebtedness.........  39
   6.3   Limitation on Liens.......................................  39
   6.4   Limitation on Sales and Leasebacks........................  41
   6.5   Limitations on Fundamental Changes........................  41
   6.6   Limitations on Restrictions on Dividends..................  42

SECTION 7. EVENTS OF DEFAULT.......................................  42

SECTION 8. THE ADMINISTRATIVE AGENT................................  44
   8.1   Appointment...............................................  44
   8.2   Delegation of Duties......................................  44
   8.3   Exculpatory Provisions....................................  45
   8.4   Reliance by Administrative Agent..........................  45
   8.5   Notice of Default.........................................  45
   8.6   Non-Reliance on Administrative Agent and Other Banks......  46
   8.7   Indemnification...........................................  46
   8.8   Administrative Agent in Its Individual Capacity...........  46
   8.9   Successor Administrative Agent............................  47
   8.10  Co-Agents, Syndication Agents, Managing Agents etc........  47

SECTION 9. MISCELLANEOUS...........................................  47
   9.1   Amendments and Waivers....................................  47
   9.2   Notices...................................................  48
   9.3   No Waiver; Cumulative Remedies............................  49
   9.4   Survival of Representations and Warranties................  49
   9.5   Payment of Expenses and Taxes.............................  49
   9.6   Successors and Assigns; Participations; Purchasing Banks..  50
   9.7   Adjustments; Set-off......................................  53
   9.8   Confidentiality...........................................  54
   9.9   Counterparts..............................................  54
   9.10  Severability..............................................  54
   9.11  Integration...............................................  54
   9.12  GOVERNING LAW.............................................  54
   9.13  Submission To Jurisdiction; Waivers.......................  55

   9.14  Acknowledgements..........................................  55
   9.15  WAIVERS OF JURY TRIAL.....................................  55

Schedules

Schedule 1.1  Banks and Commitments
Schedule 3.6  Material Litigation

Exhibits

Exhibit A     Revolving Credit Note
Exhibit B     Borrowing Certificate
Exhibit C     Opinion of Associate General Counsel
Exhibit D     Commitment Transfer Supplement
Exhibit E     Bid Note
Exhibit F     Bid Quote
Exhibit G     Bid Loan Confirmation
Exhibit H     Bid Loan Request
Exhibit I     Form of Swing Line Note
Exhibit J     Form of Commitment Increase Supplement

          REVOLVING CREDIT AGREEMENT, dated as of November 3, 2000, among FIRST DATA CORPORATION, a Delaware corporation (the "Company"), the several banks and other financial institutions from time to time parties to this Agreement (the "Banks"), THE CHASE MANHATTAN BANK, BANK ONE, N.A., BANK OF AMERICA, N.A., THE BANK OF NEW YORK, THE SUNTRUST BANK, ATLANTA and WACHOVIA BANK OF GEORGIA, N.A., each in its capacity as a swing line bank under subsection 2.19 (in such capacity, together with their respective successors in such capacity, individually, a "Swing Line Bank" and, collectively, the "Swing Line Banks"), BANK OF AMERICA, N.A., a national banking association, BANK ONE, NA, a national banking association, and CITICORP USA, INC., a national banking association, as syndication agents (in such capacity, the "Syndication Agents") and THE CHASE MANHATTAN BANK, a New York banking corporation, as administrative agent for the Banks hereunder (in such capacity, the "Administrative Agent").

          WHEREAS, the Company has requested the Banks to make, and the Banks are willing to make, subject to the terms and conditions hereof, Loans (as hereinafter defined) to the Company;

          NOW, THEREFORE, in consideration of the premises, and of the mutual covenants and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                            SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "ABR": Alternate Base Rate, which shall be, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1% ) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the C/D Base Rate adjusted for reserves and FDIC assessments plus 1% per annum and (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by Chase as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Chase in connection with extensions of credit to debtors); "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. "C/D Base Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the C/D Reserve Percentage and (b) the C/D Assessment Rate; and "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Federal Reserve Board through the public information telephone line of the

     Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 A.M., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Administrative Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the ABR shall be determined without regard to clause (c) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the C/D Base Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the C/D Base Rate or the Federal Funds Effective Rate, respectively.

          "ABR Loans": Loans the rate of interest applicable to which is based upon the ABR.

          "Affiliate": as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities 3 having ordinary voting power for the election of directors (or persons per forming similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

          "Agreement": this Revolving Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "Applicable Margin": with respect to each day for each Type of Loan, the rate per annum based on the Ratings in effect on such day, as set forth under the relevant column heading below:

                                              Eurodollar
            Rating                              Loans
          ---------                          ------------
           Rating I                              .0900%
           Rating II                             .1300%
           Rating III                            .1800%
           Rating IV                             .2400%
           Rating V                              .5250%
           Rating VI                             .5750%

          "Available Commitment": as to any Bank at any time, an amount equal to the excess, if any, of (a) the amount of such Bank's Commitment over (b) the aggregate principal amount of all Loans made by such Bank then outstanding.

          "Bid Loan": each advance made to the Company pursuant to subsection 2.18.

          "Bid Loan Confirmation": a bid loan confirmation, substantially in the form of Exhibit G, to be delivered by the Company to the Administrative Agent in accordance with subsection 2.18(b)(iv).

          "Bid Loan Request": a bid loan request, substantially in the form of Exhibit H, to be delivered by the Company to the Administrative Agent in accordance with subsection 2.18(b)(i) in writing, by facsimile transmission, or by telephone immediately confirmed by facsimile transmission.

          "Bid Note": as defined in subsection 2.18.

          "Bid Quote": a bid quote substantially in the form of Exhibit F, to be delivered by a Bank to the Administrative Agent in accordance with subsection 2.18(b) in writing, by facsimile transmission, or by telephone immediately confirmed by facsimile transmission.

          "Borrowing Certificate": a notice of borrowing and certificate of the Company substantially in the form of Exhibit B.

          "Borrowing Date": any Business Day specified in a notice furnished pursuant to subsection 2.3, 2.18 or 2.19 as a date on which the Company requests the Banks or the Swing Line Banks, as the case may be, to make Loans hereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used to describe the date of any borrowing of, or any payment or interest rate determination in respect of, a Eurodollar Loan or a LIBOR Bid Loan, the term "Business Day" shall also exclude any day on which commercial banks are not open for dealings in Dollar deposits in the London interbank market.

          "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "C/D Assessment Rate": for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund maintained by the Federal Deposit Insurance Corporation (the "FDIC") classified as well-capitalized and within supervisory subgroup "B" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. Sect. 327.4 (or any successor provision) to the FDIC (or any successor) for the FDIC's (or such successor's) insuring time deposits at offices of such institution in the United States.

          "C/D Reserve Percentage": for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve Board, for determining the maximum reserve requirement for a Depositary Institution (as defined in Regulation D of the Federal Reserve Board as in effect from time to time) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "Change of Control": any acquisition by any Person or Group of Persons, either directly or indirectly, of (a) the power to elect, appoint or cause the election or appointment of at least a majority of the members of the Board of Directors of the Company (or any other Person to which all or substantially all of the proper ties and assets of the Company have been transferred), through beneficial ownership of the Capital Stock of the Company (or such other Person) or through contract, agreement, arrangement or proxy, or (b) all or substantially all of the properties and assets of the Company.

          "Chase": The Chase Manhattan Bank, a New York banking corporation.

          "Closing Date": the date on which this Agreement becomes effective in accordance with subsection 4.1.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment": as to any Bank, the obligation of such Bank (a) to make Revolving Credit Loans to the Company hereunder and (b) to participate in Swing Line Loans made to the Company hereunder, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule 1.1 or in the Commitment Transfer Supplement pursuant to which it became a Bank, as such amount may be reduced pursuant to subsection 2.5 or subsection 9.6 or increased pursuant to subsection 2.20 or subsection 9.6.

          "Commitment Percentage": as to any Bank at any time, the percentage of the aggregate Commitments then constituted by such Bank's Commitment.

          "Commitment Period": the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

          "Committed Swing Line Loan": as defined in subsection 2.19(a).

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of
     Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

          "Competitor": any Person significantly and directly engaged in the business of (x) providing information or processing services to third parties particularly in the transaction card (such as credit cards, debit cards and retail cards) processing or mutual fund business or (y) payment instruments or consumer funds transfers.

          "Consolidated Net Assets": the gross book value of the assets of the Company and its Subsidiaries (which under GAAP would appear on the consolidated balance sheet of the Company and its Subsidiaries) less all reserves (including, without limitation, depreciation, depletion and amortization) applicable thereto and less (i) minority interests and (ii) liabilities which, under GAAP, would be classified as current liabilities.

          "Consolidated Net Income": the net income of the Company and its Subsidiaries (which under GAAP would appear on the consolidated income statement of the Company and its Subsidiaries), excluding, however, (i) any equity of the Company or a Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary, (ii) gains from the write-up in the book value of any asset subsequent to December 31, 1999 and (iii) in the case of an acquisition of any Person which is accounted for on a purchase basis, earnings of such Person prior to its becoming a Subsidiary.

          "Consolidated Net Worth": the sum of (i) the par value (or value stated on the books of such corporation) of the capital stock of all classes of the Company and its Subsidiaries, plus (or minus in the case of a deficit) (ii) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries, and plus (or minus in the case of a deficit) (iii) retained earnings of the Company and its Subsidiaries, all as determined in accordance with GAAP; provided, however, that Consolidated Net Worth shall exclude the effects of currency translation adjustments and the application of FAS 115.

          "Consolidated Operating Income": the sum of (i) Consolidated Net Income, (ii) provisions for federal, state and local income taxes of the Company and its Subsidiaries determined in accordance with GAAP and (iii) Interest Expense of the Company and its Subsidiaries.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

          "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Dollar Loans": the collective reference to Fixed Rate Bid Loans and ABR Loans.

          "Engagement Letter": the Engagement and Commitment letter, dated September 29, 2000, among Chase, Chase Securities Inc. and the Company.

          "Environmental Laws": any and all Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of such System.

          "Eurodollar Loans": Revolving Credit Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the average (rounded upward to the nearest 1/16th of 1%) of the respective rates notified to the Administrative Agent by each of the Reference Banks as the rate at which such Reference Bank is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the inter bank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period.

          "Event of Default": any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Excluded Individuals": with respect to any Person, the officers, directors, employees, agents and representatives of such Person involved, directly or indirectly, in (a) any aspect of its transaction card business, such as credit cards, debit cards or retail cards, (b) the securities investment decisions of such Person whether made for its own account or the accounts of others, (c) the payment instruments and consumer funds transfer business of such Person or (d) the transfer agent services and custodial accounts business of such Person.

          "Existing Credit Agreement": the Revolving Credit Agreement, dated as of April 1, 1997, among the Company, the several banks and other financial institutions parties thereto and Chase (formerly known as Chemical Bank), as administrative agent thereunder.

          "Facility Fee Rate": for each day during each calculation period, a rate per annum based on the Ratings in effect on such day, as set forth below:

                                                        Facility
     Rating                                             Fee Rate
     ------                                             --------
    Rating I                                             .0600%
    Rating II                                            .0700%
    Rating III                                           .0800%
    Rating IV                                            .0900%
    Rating V                                             .1250%
    Rating VI                                            .1750%

          "Federal Reserve Board": the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

          "FFB": First Financial Bank, a banking corporation duly organized and validly existing under the laws of the State of Georgia and an indirect wholly-owned Subsidiary of the Company.

          "FFB Account": a deposit account established by FFB with Chase with the Account No. 9102684983 and any successor deposit account of FFB designated in writing to the Administrative Agent by the Company.

          "FFB Advances": as defined in subsection 2.19(a).

          "FFB Representative": such Person or Persons from time to time designated in writing to the Administrative Agent by an officer of the Company for purposes of delivering a notice of borrowing pursuant to subsection 2.19(a).

          "Federal Funds Rate": for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Chase on such day on such transactions as determined by the Administrative Agent.

          "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "Fixed Rate Bid Loan": any Bid Loan made at a fixed rate (as opposed to a rate based upon the LIBOR Rate).

          "Fixed Rate Bid Loan Request": any Bid Loan Request requesting the Banks to offer to make Fixed Rate Bid Loans.

          "Funded Debt": any indebtedness for money borrowed, created, issued, incurred, assumed or guaranteed which would, in accordance with GAAP, be classified as long-term debt, but in any event including all indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities).

          "GAAP": as to a particular Person, such accounting principles as, in the opinion of the independent public accountants regularly retained by such Person, conform at the time to United States generally accepted accounting principles.

          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Group of Persons" means any related Persons that would constitute a "group" for purposes of Section 13(d) and Rule 13d-5 under the Securities Exchange Act of 1934, as amended (as such Section and Rule are in effect as of the date of this Agreement).

          "Guarantee Obligation": as to any Person (the "guaranteeing person"), and without duplication, any obligation of (a) the guaranteeing person or
     (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or other wise to maintain the net worth or solvency of the primary obligor or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided, however, that the term Guarantee Obligation shall not include (x) endorsements of instruments for deposit or collection in the ordinary course of business, (y) any bond or guarantee given by the Company or any Subsidiary on behalf of any Subsidiary solely for the performance of contractual obligations with customers or on behalf of customers in the ordinary course of business or (z) leasehold guarantees provided by the Company in connection with properties leased in the United Kingdom. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

          "Indebtedness": of any Person at any date and without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices or endorsements for the purpose of collection in the ordinary course of business and excluding the deferred purchase price of property or services to be repaid through earnings of the purchaser to the extent such amount is not characterized as indebtedness in accordance with GAAP), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Financing Leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. For the purposes of this definition, (i) the issuance of payment instruments, consumer funds transfers, mutual fund dividend payments or redemption amounts, or other amounts paid to or received by the Company, any of its Subsidiaries or any agent thereof in the ordinary course of business in order for the Company or such Subsidiary to make further distribution to a third party shall not constitute "Indebtedness", in each case to the extent payment in respect thereof has been received by the Company, such Subsidiary or any agent thereof and (ii) temporary overdraft obligations incurred in the ordinary course of business in connection with settlement procedures between merchants and transaction card issuers shall not constitute "Indebtedness".

          "Information Materials": the Confidential Information Memorandum dated October 2000 in respect of the transactions contemplated hereby sent by Chase to each of the Banks, including all supplements and amendments thereto.

          "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Insolvent": pertaining to a condition of Insolvency.

          "Interest Expense": with respect to the Indebtedness of the Company and its Subsidiaries for the applicable period, all amounts which would, in accordance with GAAP, be incurred or expensed during such period with respect to interest on such Indebtedness, including, without limitation,
     (i) imputed interest in respect of Financing Leases, (ii) amortization of debt discount expense and (iii) capitalized interest expense, but excluding, in any event, any amounts included therein with respect to Purchased Receivables Financings.

          "Interest Payment Date": (a) as to any ABR Loan other than a Swing Line Loan, the last day of each March, June, September and December and the Termination Date,

     (b) as to any Eurodollar Loan or LIBOR Bid Loan having an Interest Period of three months or less or any Fixed Rate Bid Loan having an Interest Period of 90 days or less, the last day of such Interest Period, (c) as to any Eurodollar Loan, LIBOR Bid Loan, or Fixed Rate Bid Loan having an Interest Period longer than three months or 90 days, respectively, each day which is three months or 90 days, respectively, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Swing Line Loan, each of the dates occurring at thirty day intervals after the Borrowing Date of such Swing Line Loan and the date of payment of principal thereof.

          "Interest Period": (a) with respect to any Eurodollar Loan:

               (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

               (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and

          (b) with respect to any Bid Loan, the period specified in the Bid Loan Confirmation with respect to such Bid Loan;

     provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

               (A) if any Interest Period pertaining to a Eurodollar Loan or a LIBOR Bid Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

               (B) if any Interest Period pertaining to a Fixed Rate Bid Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

               (C) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date; and

               (D) any Interest Period pertaining to a Eurodollar Loan or LIBOR Bid Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "LIBOR Bid Loan": any Bid Loan made and/or being maintained at a rate of interest based upon the LIBOR Rate.

          "LIBOR Bid Loan Request": any Bid Loan Request requesting the Banks to offer to make LIBOR Bid Loans.

          "LIBOR Rate": in respect of any Bid Loan requested pursuant to a LIBOR Bid Loan Request, the London interbank offered rate for deposits in Dollars for the period commencing on the date of such Bid Loan and ending on the maturity date thereof which appears on Telerate Page 3750 as of 11:00 A.M., London time, two Business Days prior to the beginning of such period.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing), it being understood that the holding of money or investments for the purpose of honoring payment instruments shall not be considered a "Lien" for the purposes of this definition.

          "Loan Documents": this Agreement and the Notes.

          "Loans": Revolving Credit Loans, Swing Line Loans and Bid Loans.

          "Majority Banks": at any time, the Banks holding more than 50% of the aggregate amount of the Commitments or, if no Commitments are then in effect, the Banks holding (or under Subsection 2.19(e) participating in) more than 50% of the aggregate unpaid principal amount of the Loans.

          "Material Adverse Effect": a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Notes.

          "Moody's": Moody's Investors Service, Inc.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Notes": the collective reference to the Revolving Credit Notes, the Swing Line Notes and Bid Notes.

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Participant": as defined in subsection 9.6(b).

          "Person": an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or other entity of whatever nature.

          "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in
     Section 3(5) of ERISA.

          "Principal Facility": the real property, fixtures, machinery and equipment relating to any facility owned by the Company or any Subsidiary, except for any facility that, in the opinion of the Board of Directors of the Company, is not of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole.

          "Purchased Receivables": accounts receivable purchased by the Company or any of its Subsidiaries from third parties and not originally created by the sale of goods or services by the Company or any of its Subsidiaries.

          "Purchased Receivables Financing": any financing transaction pursuant to which Purchased Receivables are sold, transferred, securitized or otherwise financed by any Receivables Subsidiary and as to which there is no recourse to the Company or any of its other Subsidiaries (other than customary representations and warranties made in connection with the sale or transfer of Purchased Receivables).

          "Purchasing Banks": as defined in subsection 9.6(c).

          "Rating": the respective rating of each of the Rating Agencies applicable to the long-term senior unsecured non-credit enhanced debt of the Company, as announced by the Rating Agencies from time to time.

          "Rating Agencies": collectively, S&P and Moody's.

          "Rating Category": each of Rating I, Rating II, Rating III, Rating IV, Rating V and Rating VI.

          "Rating I", "Rating II", "Rating III", "Rating IV", "Rating V" and "Rating VI": the respective Ratings set forth below:

       Rating
      Category                         S&P                     Moody's
      --------                         ---                     -------
     Rating I                      greater than or          greater than or
                                   equal to AA-             equal to Aa3

     Rating II                     equal to A+              equal to A1

     Rating III                    equal to A               equal to A2

     Rating IV                     equal to A-              equal to A3

     Rating V                      equal to BBB+            equal to Baa1

     Rating VI                     equal to or              equal to or
                                   less than BBB            less than Baa2

     ; provided, that (i) if on any day the Ratings of the Rating Agencies do not fall in the same Rating Category, and the lower of such Ratings (i.e., the Rating Category designated by a numerically higher Roman numeral) is one Rating Category lower than the higher of such Ratings, then the Rating Category of the higher of such Ratings shall be applicable for such day,
     (ii) if on any day the Ratings of the Rating Agencies do not fall in the same Rating Category, and the lower of such Ratings is more than one Rating Category lower than the higher of such Ratings, then the Rating Category next lower from that of the higher of such Ratings shall be applicable for such day, (iii) if on any day the Rating of only one of the Rating Agencies is available, then the Rating Category determined by such Rating shall be applicable for such day and (iv) if on any day a Rating is available from neither of the Rating Agencies, then Rating VI shall be applicable for such day. Any change in the applicable Rating Category resulting from a change in the Rating of a Rating Agency shall become effective on the date such change is publicly announced by such Rating Agency.

          "Receivables Subsidiary": any Subsidiary of the Company which purchases Purchased Receivables directly or to which Purchased Receivables are transferred by the Company or any of its Subsidiaries, in either case with the intention of engaging in a Purchased Receivables Financing.

          "Reference Banks": Chase, Bank of America, N.A. and The Bank of New York.

          "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System.

          "Regulation X": Regulation X of the Board of Governors of the Federal Reserve System.

          "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsection .13, .14, .16, .18, .19 or .20 of PBGC Reg.
     (S)2615.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law (including, without limitation, Environmental
     Laws), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": the chairman and the chief executive officer of the Company, the chief financial officer of the Company, the treasurer of the Company or the senior vice president-finance of the Company.

          "Revolving Credit Loan": as defined in subsection 2.1.

          "Revolving Credit Note": as defined in subsection 2.2.

          "S&P": Standard & Poor's Ratings Services.

          "Short-Term Ratings": with respect to any Person, the short-term debt ratings of such Person issued by the Rating Agencies.

          "Significant Subsidiary": at any date, any Subsidiary of the Company which, together with its Subsidiaries, (i) has a proportionate share of Consolidated Net Assets that exceeds 10% at the time of determination or
     (ii) has equity in the Consolidated Net Income that exceeds 10% for the period of the four most recently completed fiscal quarters preceding the time of determination.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

          "Swing Line Commitment": the obligation of each Swing Line Bank to make Committed Swing Line Loans pursuant to subsection 2.19 in an aggregate amount at any one time outstanding up to but not exceeding the amount set opposite such Swing Line Bank's name on Schedule 1.1 hereto under the caption "Swing Line Commitment" (as the same may be reduced at any time or from time to time pursuant to subsection 2.5).

          "Swing Line Loan": as defined in subsection 2.19(a).

          "Swing Line Margin": as defined in subsection 2.19(c).

          "Swing Line Note": as defined in subsection 2.19(b).

          "Swing Line Quote": shall mean an offer in accordance with Section 2.19(c) hereof by a Swing Line Bank to make an Uncommitted Swing Line Loan with a specified Swing Line Margin.

          "Swing Line Request": as defined in subsection 2.19(c).

          "Termination Date": November 3, 2005.

          "Tranche": the reference to Eurodollar Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as "Eurodollar Tranches".

          "Transferee": as defined in subsection 9.6(f).

          "Type": as to any Loan, its nature as an ABR Loan or a Eurodollar
     Loan.

          "Uncommitted Swing Line Loan": as defined in subsection 2.19(c).

          "Unrefunded Swing Line Loans": as defined in subsection 2.19(e).

          1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                  SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1 Commitments. (a) Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (each, a "Revolving Credit Loan"; collectively, the "Revolving Credit Loans") to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the amount of such Bank's Commitment Percentage of the aggregate principal amount of all Swing Line Loans then outstanding, shall not exceed the amount of such Bank's Commitment; provided that, after giving effect to the use of proceeds of Revolving Credit Loans to repay any Swing Line Loans, the aggregate principal amount of Revolving Credit Loans, Swing Line Loans and Bid Loans outstanding at any one time shall not exceed the aggregate amount of the Commitments at such time and provided further that the aggregate unpaid principal amount of all Swing Line Loans and Revolving Credit Loans made by any Swing Line Bank shall not exceed (i) the greater of the Commitment of such Swing Line Bank and (ii) the Swing Line Commitment of such Swing Line Bank. During the Commitment Period the Company may use the Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans, or (iii) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with subsections
2.3 and 2.7, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

          2.2 Revolving Credit Notes. The Revolving Credit Loans made by each Bank shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A with appropriate insertions as to payee, date and principal amount (a "Revolving Credit Note"), payable to the order of such Bank and in a principal amount equal to the aggregate unpaid principal amount of all Revolving Credit Loans made by such Bank. Each Bank is hereby authorized to record the date, Type and amount of each Revolving Credit Loan made by such Bank, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Revolving Credit Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure of any Bank to make any such recordation (or any error in such recordation) shall not affect the obligations of the Company hereunder or under any Revolving Credit Note in respect of the Revolving Credit Loans. Each Revolving Credit Note shall (x) be dated the Closing Date, (y) be stated to mature on the Termination Date and (z) provide for the payment of interest in accordance with subsection 2.9.

          2.3 Procedure for Borrowing. The Company may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Company shall deliver to the Administrative Agent a Borrowing Certificate (which certificate to be effective on the requested Borrowing Date must be received by the Administrative Agent (a) prior to noon, New York City time, three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, (b) prior to noon, New York City time, on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and
(iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the aggregate amount of such Eurodollar Loans and the amounts of each such Eurodollar Loan and the respective length of the initial Interest Period therefor. Each borrowing under the Commitments shall be in an amount equal to
(x) in the case of ABR Loans other than a Swing Line Loan, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitments are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of a Borrowing Certificate, the Administrative Agent shall promptly notify each Bank thereof. Each Bank will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Company at the office of the Administrative Agent specified in subsection 9.2 prior to 2:00 P.M., New York City time in the case of ABR Loans and 11:00 A.M., New York City time in the case of Eurodollar Loans, on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

          2.4 Fees. (a) The Company agrees to pay to the Administrative Agent, for the account of each Bank, a facility fee for the period from and including the Closing Date through the Termination Date, calculated as an amount equal to the product of (i) the Facility Fee Rate and (ii) the average daily amount of the Commitment of such Bank (regardless of usage) during the period for which such facility fee is calculated, payable in arrears on the last day of each December, March, June and September (for the quarterly period ended on such date) and on the Termination Date or such earlier date on which the Commitments shall terminate as provided herein (for the period from the last quarterly payment date to the Termination Date or such other date, as applicable). Such payments shall commence on December 31, 2000, and such first payment shall be for the period from the Closing Date through December 31, 2000.

          (b) The Company agrees to pay to the Administrative Agent for its own account or the account of Chase or Chase Securities Inc., as the case may be, the fees in the respective amounts and at the respective times set forth in the Engagement Letter, dated September 29, 2000, and the Fee Letter, dated September 26, 2000, among Chase, Chase Securities Inc. and the Company.

          (c) If on any date the aggregate outstanding principal amount of Loans hereunder exceeds 50% of the aggregate Commitments of all Lenders hereunder, the Company will pay to the Administrative Agent for the ratable benefit of the Lenders a utilization fee (the "Utilization Fee") at a per annum rate equal to
10.0 basis points on the outstanding principal amount of Revolving Credit Loans and Swing Line Loans, payable in arrears on the last day of each December, March, June and September (for the quarterly period ended on such date) and on the Termination Date.

          2.5 Termination or Reduction of Commitments. The Company shall have the right, upon not less than five Business Days' notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate principal amount of the Loans then outstanding would exceed the Commitments then in effect. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect. Any reduction (to the extent that, after such reduction, the Commitment of such Swing Line Bank shall be less than the Swing Line Commitment of such Swing Line Bank) or termination of the Commitment of any Swing Line Bank shall automatically result in a termination or reduction in an equal amount of the Swing Line Commitment of such Swing Line Bank.

          2.6 Optional Prepayments. Subject to subsection 2.16, the Company may at any time and from time to time prepay the Revolving Credit Loans, in whole or in part, without premium or penalty, upon irrevocable notice to the Administrative Agent given prior to

10:00 A.M., New York City time, at least three Business Days in advance in the case of Eurodollar Loans and on the requested prepayment date in the case of ABR Loans, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. The Company shall not have the right to prepay any principal amount of any Bid Loan without the prior written consent of the applicable Bank then making such Bid Loan.

          2.7 Conversion and Continuation Options. (a) The Company may elect from time to time to convert Eurodollar Loans to ABR Loans, by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Banks have determined that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, subsection 2.8 shall not have been contravened and
(iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

          (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Banks have deter-mined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 2.8 would be contravened or (iii) after the date that is one month prior to the Termination Date and provided, further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. For purposes of this subsection, any reference to an ABR Loan shall be deemed to exclude any Swing Line Loan.

          2.8 Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

          2.9 Interest Rates and Payment Dates. (a) Each ABR Loan shall bear interest at a rate per annum equal to the ABR.

          (b) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

          (c) Each Bid Loan shall bear interest as provided in subsection 2.18.

          (d) Each Uncommitted Swing Line Loan shall bear interest as provided in subsection 2.19; provided that upon any Bank acquiring a participation or a direct interest in such Uncommitted Swing Line Loan pursuant to subsection 2.19(e), such Uncommitted Swing Line Loan shall bear interest at a rate per annum equal to the ABR.

          (e) If all or a portion of (i) the principal amount of any Loan or
(ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, the rate described in paragraph (a) of this subsection plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (f) Interest on each Revolving Credit Loan and each Swing Line Loan shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (f) of this subsection shall be payable on demand. Interest on each Bid Loan shall be payable as set forth in the applicable Bid Note.

          2.10 Computation of Interest and Fees. (a) Facility fees and, whenever it is calculated on the basis of the Prime Rate, interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; otherwise, interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Banks of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR is announced or such change in the C/D Assessment Rate or the C/D Reserve Percentage becomes effective, as the case may be. The Administrative Agent shall as soon as practicable notify the Company and the Banks of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to subsection 2.9(b) or (c).

          2.11 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the LIBOR Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Majority Banks that the Eurodollar Rate or the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified by such Banks) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic (confirmed in writing) notice thereof to the Company and the Banks as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans or LIBOR Bid Loans, as the case may be, requested to be made on the first day of such Interest Period shall be made as ABR Loans or Fixed Rate Bid Loans based upon the ABR, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be converted to or continued as ABR Loans and (z) any Loans that pursuant to subsection 2.7(b) were to have been continued on the first day of such Interest Period as Eurodollar Loans shall be converted to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans or LIBOR Bid Loans, as the case may be, shall be made or continued as such, nor shall the Company have the right to convert Loans to Eurodollar Loans.

          2.12 Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans by the Company from the Banks hereunder, each payment by the Company on account of any fees payable to the Banks hereunder and any reduction of the Commitments of the Banks shall be made pro rata according to the respective Commitment Percentages of the Banks. Each payment (including each prepayment) by the Company on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective aggregate amounts of principal and interest then due and owing in respect of the Revolving Credit Loans. Except as otherwise provided in subsection 2.19, all payments (including prepayments) to be made by the Company hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off, counterclaim or any other deduction whatsoever and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Banks, at the Administrative Agent's office specified in subsection 9.2, in Dollars and in immediately available funds, and upon receipt by the Administrative Agent of any payment made by the Company in accordance with the terms of this Agreement and the Notes, the Company shall have satisfied its payment obligation with respect to the obligation on account of which such payment was made. Except as other wise provided in subsection 2.19, any such payment made at or after 12:00 Noon, New York City time, on such day shall be deemed made on the following Business Day. The Administrative Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

          (b) Unless the Administrative Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount that would constitute its Commitment Percentage of the borrowing of a Revolving Credit Loan on such date available to the Administrative Agent, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is made available to the Administrative Agent on a date after such Borrowing Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate (as defined in the definition of "ABR") during such period as quoted by the Administrative Agent, (ii) the amount of such Bank's Commitment Percentage of such borrowing, and (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's Commitment Percentage of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Bank's Commitment Percentage of such borrowing is not in fact made available to the Administrative Agent by such Bank within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Company.

          2.13 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans or LIBOR Bid Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Domestic Dollar Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Bank's Loans then outstanding as Eurodollar Loans or LIBOR Bid Loans, if any, shall be converted automatically to ABR Loans or Fixed Rate Bid Loans based upon the ABR on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan or LIBOR Bid Loans occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Bank such amounts, if any, as may be required pursuant to subsection 2.16.

          2.14 Requirements of Law. (a) In the event that Eurocurrency Reserve Requirements or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

               (i) shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan or LIBOR Bid Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for taxes covered by subsection
          2.15 and changes in franchise taxes or the rate of tax on the overall net income of such Bank);

               (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise included in the determination of the Eurodollar Rate or the interest rate applicable to any Bid Loan hereunder; or

               (iii)  shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or Bid Loans, or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Company shall promptly pay such Bank, upon its demand, any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable.
If any Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank, through the Administrative Agent, to the Company in good faith and setting forth in reasonable detail the calculation of such amounts shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder until the second anniversary of such payment and termination.

          (b) In the event that any Bank or corporation controlling such Bank shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or such corporation with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank in good faith to the Company (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the calculation of such amount (which request shall be conclusive in the absence of manifest error), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder until the second anniversary of such payment and termination.

          2.15 Taxes. (a) Subject to subsection 2.15(b) or 9.6(g), as appropriate, all payments made by the Company under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Administrative Agent and each Bank, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Administrative Agent or such Bank (excluding a connection arising solely from the Administrative Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Bank hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Bank (so long as such Bank is in compliance with subsection 2.15(b) or 9.6(g), as appropriate and if applicable) shall be increased to the extent necessary to yield to the Administrative Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of such Bank, as the case may be, a certified copy of an original official receipt received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Company shall indemnify the Administrative Agent and the Banks for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Bank as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

          (b) Each Bank party to this Agreement on the Closing Date that is not incorporated under the laws of the United States of America or a state thereof agrees that, on or prior to the Closing Date, it will deliver to the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Bank also agrees to deliver to the Company and the Administrative Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Administrative Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

          2.16 Indemnity. The Company agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on any Eurodollar Loan or Bid Loan, (b) default by the Company in making a borrowing or conversion after the Company has given (or is deemed to have given) a notice in accordance with subsection 2.18 (so long as the Company shall have accepted a Bid Loan offered in connection with any such notice), (c) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (d) default by the Company in making any prepayment of Eurodollar Loans after the Company has given a notice thereof in accordance with the provisions of this Agreement or (e) the making of a prepayment or conversion, or the purchase pursuant to subsection 2.17, of Eurodollar Loans, LIBOR Bid Loans or Fixed Rate Bid Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss (other than non-receipt of the Applicable Margin or, without duplication, anticipated profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (it being understood that any such calculation will be made on notional amounts as the Banks are not required to show that they matched deposits specifically). A certificate as to any additional amounts payable pursuant to this subsection submitted by such Bank, through the Administrative Agent, to the Company in good faith shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

          2.17 Action of Affected Banks. Each Bank agrees to use reasonable efforts (including reasonable efforts to change the booking office for its Loans) to avoid or minimize any illegality pursuant to subsection 2.13 or any amounts which might otherwise be payable pursuant to subsection 2.14(a) or 2.15; provided, however, that such efforts shall not cause the imposition on such Bank of any additional costs or legal or regulatory burdens deemed by such Bank to be material and shall not be deemed by such Bank to be otherwise contrary to its policies. In the event that such reasonable efforts are insufficient to avoid all such illegality or all amounts that might be payable pursuant to subsection 2.14(a) or 2.15, then such Bank (the "Affected Bank") shall use its reasonable efforts to transfer to any other Bank (which itself is not then an Affected
Bank) its Loans and Commitment subject to the provisions of subsection 9.6(c); provided, however, that such transfer shall not be deemed by such Affected Bank, in its sole discretion, to be disadvantageous to it or contrary to its policies. In the event that the Affected Bank is unable, or otherwise is unwilling, so to transfer its Loans and Commitment, the Company may designate an alternate lender (reasonably acceptable to the Administrative Agent) to purchase the Affected Bank's Loans and Commitment, at par and including accrued interest, and, subject to the provisions of subsection 9.6(c), the Affected Bank shall transfer its Commitment to such alternate lender and such alternate lender shall become a Bank hereunder. Any fee payable to the Administrative Agent pursuant to subsection 9.6(e) in connection with such transfer shall be for the account of the Company.

          2.18 Bid Loans. (a) The Company may request one or more Banks to make offers to make Bid Loans from time to time on any Business Day during the period from the Closing Date until the date seven days prior to the Termination Date in the manner set forth in this subsection 2.18, provided that the aggregate principal amount of all Revolving Credit Loans, Swing Line Loans and Bid Loans outstanding at any one time shall not exceed the aggregate amount of the Commitments at such time. Each Bank may, but shall have no obligation to, make such offers, and the Company may, but shall have no obligation to, accept any such offers in the manner set forth herein.

          (b)(i) The Company may request Bid Loans by delivering a Bid Loan Request to the Administrative Agent, not later than 10:00 A.M. (New York City time) four Business Days prior to the proposed Borrowing Date (in the case of a LIBOR Bid Loan Request), and not later than 3:00 p.m. (New York City time) one Business Day prior to the proposed Borrowing Date (in the case of a Fixed Rate Bid Loan Request). Each Bid Loan Request shall solicit Bid Quotes for Bid Loans in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and for not more than four alternative maturity dates for such Bid Loans, none of which shall be earlier than seven days from the respective requested Borrowing Date or later than the earlier of (A) the date (1) 180 days from the respective requested Borrowing Date in the case of a Fixed Rate Bid Loan Request and (2) 6 months from the respective requested Borrowing Date in the case of a LIBOR Bid Loan Request and (B) the Termination Date. Bid Loan Requests may be submitted no more frequently than once during any period of three successive Business Days. The Administrative Agent shall promptly notify each Bank by facsimile transmission of the contents of each Bid Loan Request received by it.

          (ii) In the case of a LIBOR Bid Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Bid Loan Request, any Bank that elects, in its sole discretion, to do so, may irrevocably offer to make one or more Bid Loans at the LIBOR Rate plus or minus a margin for each such Bid Loan determined by such Bank in its sole discretion. Any such irrevocable offer shall be made by delivering a Bid Quote to the Administrative Agent, before 10:00 a.m. (New York City time) three Business Days before the proposed Borrowing Date, setting forth the maximum amount of Bid Loans for each maturity date which such Bank would be willing to make (which amount may, subject to subsection 2.1(a), exceed such Bank's Commitment) and the margin above or below the LIBOR Rate at which such Bank is willing to make each such Bid Loan; the Administrative Agent shall advise the Company before 10:30 a.m. (New York City time) three Business Days before the proposed Borrowing Date, of the contents of each such Bid Quote received by it. If the Administrative Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Bid Quote before 9:45 a.m. (New York City time) three Business Days before the proposed Borrowing Date.

          (iii) In the case of a Fixed Rate Bid Loan Request, upon receipt of notice from the Administrative Agent of the contents of such Bid Loan Request, any Bank that elects, in its sole discretion, to do so, may irrevocably offer to make one or more Bid Loans at a rate or rates of interest for each such Bid Loan determined by such Bank in its sole discretion. Any such irrevocable offer shall be made by delivering a Bid Quote to the Administrative Agent, before 9:30 a.m. (New York City time) on the proposed Borrowing Date, setting forth the maximum amount of Bid Loans for each maturity date which such Bank would be willing to make (which amount may, subject to subsection 2.1(a), exceed such Bank's Commitment) and the rate or rates of interest therefor; the Administrative Agent shall advise the Company before 10:00 a.m. (New York City time) on the proposed Borrowing Date of the contents of each such Bid Quote received by it. If the Administrative Agent in its capacity as a Bank shall, in its sole discretion, elect to make any such offer, it shall advise the Company of the contents of its Bid Quote before 9:15 a.m. (New York City time) on the proposed Borrowing Date.

          (iv) The Company shall before 11:30 a.m. (New York City time) three Business Days before the proposed Borrowing Date in the case of a LIBOR Bid Loan Request and before 10:30 a.m. (New York City time) on the proposed Borrowing Date in the case of a Fixed Rate Bid Loan Request either, in its absolute discretion:

               (A) cancel such Bid Loan Request by giving the Administrative Agent telephone notice to that effect, or

               (B) accept one or more of the offers made by any Bank or Banks pursuant to clause (ii) or clause (iii) above, as the case may be, by giving telephone notice (immediately confirmed by execution and facsimile transmission of a Bid Loan Confirmation) to the Administrative Agent of the amount of Bid Loans to be made by each Bank (which amount shall be equal to or less than the maximum amount requested to be made, but in no event less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof, notified to the Company by the Administrative Agent on behalf of such Bank for such Bid Loans pursuant to clause (ii) or clause (iii) above, as the case may be), provided that the Company may not accept offers for Bid Loans in an aggregate principal amount in excess of the maximum principal amount requested in the related Bid Loan Request.

          (v) If the Company notifies the Administrative Agent that a Bid Loan Request is cancelled pursuant to clause (iv)(A) above, the Administrative Agent shall give prompt telephone notice thereof to the Banks, and the Bid Loans requested thereby shall not be made.

          (vi) If the Company accepts one or more of the offers made by any Bank or Banks pursuant to clause (iv)(B) above, the Administrative Agent shall as promptly as practicable following receipt of the Company's acceptance, three Business Days before the proposed Borrowing Date in the case of a LIBOR Bid Loan Request and on the proposed Borrowing Date in the case of a Fixed Rate Bid Loan Request, notify each Bank which has made such an offer, of the aggregate amount of such Bid Loans to be made on such Borrowing Date for each maturity date and of the acceptance of any offers for each maturity date to make such Bid Loans made by such Bank. Each Bank which is to make a Bid Loan shall, before 12:00 noon (New York City time) on the Borrowing Date specified in the Bid Loan Request applicable thereto, make available to the Administrative Agent at its office set forth in subsection 9.2 the amount of such Bank's Bid Loans, in immediately available funds. The Administrative Agent will make such funds available to the Company as soon as practicable on such date at the Administrative Agent's aforesaid address.

          (vii) Each Bid Loan shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit E, with appropriate insertions (a "Bid Note"), payable to the order of the applicable Bank and representing the obligation of the Company to pay the unpaid principal amount of all Bid Loans made by such Bank, and to pay interest thereon as prescribed in subsection 2.18(e). Each such Bank is hereby authorized to record the date and amount of each Bid Loan made by such Bank, the maturity date thereof, the date and amount of each payment of principal thereof and the interest rate with respect thereto on the schedule annexed to and constituting part of its Bid Note or in the books and records of such Bank in such manner as is reasonable and customary, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure to make any such recordation shall not affect the obligations of the Company hereunder or under any Bid Note. Each Bid Note shall be dated the Closing Date and each Bid Loan evidenced thereby shall bear interest for the period from and including the Borrowing Date thereof on the unpaid principal amount thereof from time to time outstanding at the applicable rate per annum determined as provided in, and such interest shall be payable as specified in, subsection 2.18(e).

          (c) Within the limits and on the conditions set forth in this subsection 2.18, the Company may from time to time borrow under this subsection 2.18, repay pursuant to paragraph (d) below, and reborrow under this subsection 2.18.

          (d) The Company shall repay to the Administrative Agent for the account of each Bank which has made a Bid Loan on the maturity date of each Bid Loan (such maturity date being that specified by the Company for repayment of such Bid Loan in the related Bid Loan Request) the then unpaid principal amount of such Bid Loan. The Company shall not have the right to prepay any principal amount of any Bid Loan without the prior written consent of the applicable Bank then making such Bid Loan.

          (e) The Company shall pay interest on the unpaid principal amount of each Bid Loan from the date of such Bid Loan to the stated maturity date thereof, at the rate of interest for such Bid Loan determined pursuant to paragraph (b) above (calculated on the basis of a 360 day year for actual days elapsed), payable on the Interest Payment Date specified by the Company for such Bid Loan in the related Bid Loan Request as provided in the Bid Note evidencing such Bid Loan.

          2.19 Swing Line Commitments. (a) Subject to the terms and conditions hereof and provided no Default or Event of Default shall have occurred and be continuing, each Swing Line Bank hereby agrees to make swing line loans to the Company (individually, a "Committed Swing Line Loan"; collectively the "Committed Swing Line Loans" and together with the Uncommitted Swing Line Loans, the "Swing Line Loans") from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Commitment of such Swing Line Bank; provided that the aggregate unpaid principal amount of all Swing Line Loans, together with the aggregate unpaid principal amount of all Revolving Credit Loans and all Bid Loans at any one time outstanding, may not exceed the aggregate amount of the Commitments and provided further that the aggregate unpaid principal amount of all Swing Line Loans and Revolving Credit Loans made by any Swing Line Bank shall not exceed the Commitment of such Swing Line Bank. Amounts borrowed by the Company under this subsection 2.19 may be repaid and, through but excluding the Termination Date, reborrowed. All Committed Swing Line Loans shall be made as ABR Loans and may not be converted into Eurodollar Loans. Each borrowing of Swing Line Loans shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. The Company shall give the Administrative Agent (which shall promptly notify each Swing Line Bank) irrevocable notice (which notice must be received by the Administrative Agent prior to 3:00 p.m., New York City time) on the requested Borrowing Date specifying the amount of the requested Committed Swing Line Loan to be made by such Swing Line Bank; provided that the Company hereby irrevocably authorizes the FFB Representative as agent of the Company to deliver such notices to the Administrative Agent on behalf of the Company in respect of Committed Swing Line Loans and any notices in respect of, and accept offers in respect of, Uncommitted Swing Line Loans pursuant to subsection 2.19(c) (any Swing Line Loans made pursuant to any such notice from FFB, "FFB Advances") in the aggregate principal amount at any one time outstanding not in excess of $25,000,000. The proceeds of each Committed Swing Line Loan shall be made available by each Swing Line Bank to the Administrative Agent for the account of the Company at the office of the Administrative Agent specified prior to 4:30 p.m. on the requested Borrowing Date; provided that the proceeds of FFB Advances shall be made available by each Swing Line Bank by directly crediting the FFB Account with such proceeds at the office of the Administrative Agent specified prior to 4:30 p.m. on the requested Borrowing Date. The Company hereby irrevocably agrees that any FFB Advance will constitute Swing Line Loans for all purposes of this Agreement.

          (b) The Swing Line Loans made by each Swing Line Bank to the Company shall be evidenced by a promissory note of the Company substantially in the form of Exhibit I, with appropriate insertions (the "Swing Line Note"), payable to the order of such Swing Line Bank and representing the obligation of the Company to pay the unpaid principal amount of the Swing Line Loans made to the Company, with interest thereon as prescribed in subsection 2.9. Each Swing Line Bank is hereby authorized to record the Borrowing Date, the amount of each Swing Line Loan made to the Company and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of its Swing Line Note (or any continuation thereof) and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Each Swing Line Note shall (a) be dated the Closing Date, (b) be stated to mature on the Termination Date and (c) bear interest for the period from the date thereof to the Termination Date on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, subsection 2.9.

          (c) In addition to Committed Swing Line Loans made pursuant to subsection 2.19(a), the Company may, on any Business Day prior to the Termination Date, request the Swing Line Banks to make offers on such Business Day to make a Swing Line Loan (an "Uncommitted Swing Line Loan"). The Swing Line Banks may, but shall have no obligation to, make an offer to make an Uncommitted Swing Line Loan and the Company may, but shall have no obligation to, accept any such offer to make an Uncommitted Swing Line Loan; provided, that the FFB Representative may give such notice and accept such offer to the extent permitted by subsection 2.19(a). When the Company wishes to request an offer from the Swing Line Banks to make an Uncommitted Swing Line Loan, on the proposed Borrowing Date, it shall give the Swing Line Banks, with a copy simultaneously to the Administrative Agent, notice (a "Swing Line Request"), which notice shall be effective only if received by the Swing Line Banks (unless the Swing Line Banks shall otherwise consent) no later than (i) 3:00 p.m. New York time, in the case of a borrowing in a principal amount up to but not exceeding $200,000,000,

     (ii) 2:00 p.m. New York time, in the case of a borrowing in a principal amount greater than $200,000,000 and up to but not exceeding $300,000,000 and (iii) 1:00 p.m. New York time, in the case of a borrowing in a principal amount greater than $300,000,000. Each such Swing Line Request shall specify the principal amount of the Uncommitted Swing Line Loans requested thereby (which shall be at least $5,000,000 and in larger multiples of $1,000,000). Upon receipt of a Swing Line Request for an Uncommitted Swing Line Loan, each Swing Line Bank may, but shall not be obligated to, submit a Swing Line Quote to the Company, which Swing Line Quote shall contain an offer to make an Uncommitted Swing Line Loan in response to such Swing Line Request. Each Swing Line Quote must specify (i) the principal amount of the Uncommitted Swing Line Loans for which such offer is being made (which principal amount shall be at least $5,000,000 or a larger multiple of $1,000,000) and (ii) a quote of a margin (the "Swing Line Margin") above the Federal Funds Rate which, when added to the Federal Funds Rate, will be the interest rate per annum applicable to the Uncommitted Swing Line Loan to be borrowed. Upon receipt of a Swing Line Quote in response to its Swing Line Request for an Uncommitted Swing Line Loan, the Company shall within five minutes of receipt of such Swing Line Quote notify each Swing Line Bank that gave a Swing Line Quote of its acceptance or nonacceptance of such Swing Line Quote; provided that a failure of the Company so to notify any Swing Line Bank shall be nonacceptance of such Swing Line Quote. Swing Line Quotes shall be accepted, if at all, based on the lowest Swing Line Margins contained therein and pro rata in the case of equal Swing Line Margins. Promptly upon the Company's acceptance of a Swing Line Quote from any Swing Line Bank, such Swing Line Bank shall make the amount of the Uncommitted Swing Line Loan to be made by it on such date available to the Administrative Agent for the account of the Company at the office of the Administrative Agent specified prior to 4:30 p.m. on the requested Borrowing Date; provided that the amount of any Uncommitted Swing Line Loan constituting an FFB Advance shall be directly credited to the FFB Account at the office of the Administrative Agent specified prior to 4:30 p.m. on the requested Borrowing Date. The Company and each Swing Line Bank that makes an Uncommitted Swing Line Loan shall thereupon promptly notify the Administrative Agent (which shall promptly notify the Banks) that a Swing Line Loan has been made and the amount thereof and the interest rate thereof.

          (d) In the event that the Company has not notified the Administrative Agent of its intent to repay the Swing Line Loans made on any Borrowing Date by 12:00 noon New York time on the Business Day immediately following such Borrowing Date and has not in fact repaid such Swing Line Loans (including accrued interest thereon) in full by such time, the Company shall be deemed to have made an irrevocable request to the Administrative Agent under subsection 2.3 (which for purposes of this subsection shall be deemed to be timely and sufficient) for a borrowing on such date of Revolving Credit Loans that are ABR Loans in an aggregate amount equal to the then unpaid aggregate principal amount of such Swing Line Loans made to the Company. The proceeds of such Revolving Credit Loans shall be immediately applied to repay such Swing Line Loans. Any payments in respect of the Swing Line Loans shall be applied first to the payment in full of the FFB Advances.

          (e) In the event that for any reason whatsoever (including, without limitation, the occurrence of an event specified in paragraph (g) of subsection 7 with respect to the Company), the procedures set forth in the foregoing paragraph (d) are not followed, each Bank shall, upon notice from the Administrative Agent, promptly purchase from the Swing Line Banks participations in (or, if and to the extent specified by any Swing Line Bank, a direct interest in) the Swing Line Loans made by the Swing Line Banks (collectively, the "Unrefunded Swing Line Loans") in an aggregate amount equal to the amount of the Revolving Credit Loan it would have been obligated to make pursuant to the procedures set forth in the foregoing paragraph (d).

          (f) Each Bank shall, not later than 4:00 p.m. New York time on the Business Day on which such notice is received (if such notice is received by 2:15 p.m. New York time) or 9:00 a.m. New York time on the next succeeding Business Day (if such notice is received after 2:15 p.m. New York time), make available the amount of the Revolving Credit Loan to be made by it (or the amount of the participations or direct interests to be purchased by it, as the case may be) to the Administrative Agent at the office of the Administrative Agent specified in subsection 9.2 and the amount so received by the Administrative Agent shall promptly be made available to the Swing Line Banks by remitting the same, in immediately available funds, to the Swing Line Banks, in accordance with the provisions of paragraph (h) below.

          (g) Whenever, at any time after any Swing Line Bank has received from any Bank such Bank's participating interest in an Unrefunded Swing Line Loan pursuant to paragraph (e) above, such Swing Line Bank receives any payment on account thereof, such Swing Line Bank will distribute to such Bank its participating interest in such amount (appropriately adjusted in the case of interest payments, to reflect the period of time during which such Bank's participating interest was outstanding and funded); provided, however, that in the event that such payment received by such Swing Line Bank is required to be returned, such Bank will return to such Swing Line Bank any portion thereof previously distributed by such Swing Line Bank to it.

          (h) Each borrowing of Committed Swing Line Loans by the Company from the Swing Line Banks hereunder, each payment by the Company on account of any fees payable to the Swing Line Banks hereunder and any reduction of the Swing Line Commitments of the Swing Line Banks shall be made equally among the Swing Line Banks pro rata according to the respective Swing Line Commitment Percentages of the Swing Line Banks. Each payment (including each prepayment) by the Company on account of principal of and interest on the Swing Line Loans shall be made pro rata according to the respective aggregate amounts of principal and interest then due and owing in respect of the Swing Line Loans. All payments (including prepayments) to be made by the Company hereunder and under the Swing Line Notes, whether on account of principal, interest, fees or otherwise, shall be made without set off, counterclaim or any other deduction whatsoever and shall be made prior to 1:00 p.m., New York City time, on the due date thereof to the Administrative Agent, for the account of the Swing Line Banks, at the Administrative Agent's office specified in subsection 9.2, in Dollars and in immediately available funds, and upon receipt by the Administrative Agent of any payment made by the Company in accordance with the terms of this Agreement and the Swing Line Notes, the Company shall have satisfied its payment obligation with respect to the obligation on account of which such payment was made. Any such payment made at or after 1:00 p.m. New York City time, on any day shall be deemed made on the following Business Day. The Administrative Agent shall distribute such payments to the Swing Line Banks promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

          (i) Anything in this Agreement to the contrary notwithstanding (including, without limitation, in subsection 4.2), the obligation of each Bank to make its Revolving Credit Loan (or purchase its participation or direct interest in such Swing Line Loan, as the case may be) pursuant to this subsection 2.19 is unconditional under any and all circumstances whatsoever and shall not be subject to set-off, counterclaim or defense to payment that such Bank may have or have had against the Company, the Administrative Agent, such Swing Line Bank or any other Bank and, without limiting any of the foregoing, shall be unconditional irrespective of (i) occurrence of any Default, (ii) the financial condition of the Company, any Affiliate, the Administrative Agent, such Swing Line Bank or any other Bank or (iii) the termination or cancellation of the Commitments. The Company agrees that any Bank so purchasing a participation (or direct interest) in such Swing Line Loan may exercise all rights of set-off, bankers' lien, counter claim or similar rights with respect to such participation as fully as if such Bank were a direct holder of a Swing Line Loan in the amount of such participation .

          (j) Notwithstanding any of the provisions set forth herein, if any Swing Line Bank is notified by the Administrative Agent that an Event of Default has occurred and is continuing, such Swing Line Bank shall not be permitted to make any Swing Line Loans hereunder.

          2.20 Increase of Commitments. (a) At the request of the Company to the Administrative Agent, the aggregate Commitments hereunder may be increased after the Closing Date on one or more occasions by not more than $400,000,000 provided that (i) each such increase is in a minimum amount of $50,000,000, (ii) the sum of the aggregate Commitments hereunder shall not exceed $1,500,000,000 after giving effect to such increases, (iii) each Bank whose Commitment is increased consents and (iv) the consent of the Administrative Agent is obtained.

          (b) In the event that the Company and one or more of the Banks (or other financial institutions which may elect to participate with the consent of the Administrative Agent) shall agree, in accordance with
     Section 2.20(a), upon such an increase in the aggregate Commitments, the Company, the Administrative Agent and each financial institution in question shall enter into a Commitment Increase Supplement (a form of which is attached hereto as Exhibit J) setting forth the amounts of the increase in Commitments and providing that the additional financial institutions participating shall be deemed to be included as Banks for all purposes of this Agreement. Upon the execution and delivery of such Commitment Increase Supplement as provided above, and upon satisfaction of such other conditions as the Administrative Agent may specify (including the delivery of certificates and legal opinions on behalf of the Company relating to the amendment and new Notes), this Agreement shall be deemed to be amended accordingly.

          (c) No Bank shall have any obligation to increase its Commitment in the event of such a request by the Company hereunder.

          2.21 Payment in Full at Maturity. The Company shall pay to the Administrative Agent, for the account of each Bank, the entire outstanding principal amount owing under the Agreement or under any Notes, together with accrued but unpaid interest and all other sums owing under the Agreement, on the Termination Date unless accelerated sooner pursuant to Section 7.

                   SECTION 3.  REPRESENTATIONS AND WARRANTIES

          To induce the Banks to enter into this Agreement and to make the Loans the Company hereby represents and warrants to the Administrative Agent and each Bank as of the Closing Date and as of the date of each Loan that:

          3.1 Financial Condition. The consolidated balance sheets of the Company and its Subsidiaries as at December 31, 1998 and December 31, 1999 and the related consolidated statements of income, stockholder's equity and cash flows for the fiscal year ended on each such date, reported on by Ernst & Young LLP, copies of which have heretofore been furnished to each Bank, are complete and correct and present fairly the consolidated financial condition of the Company and its Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Neither the Company nor any of its Subsidiaries had, at the date of the most recent balance sheet referred to above, any guarantee obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto and which, to the best of the Company's knowledge, would have a Material Adverse Effect.

          3.2 No Change. Except as disclosed in the Company's annual financial statements for its fiscal year ended December 31, 1999, during the period from December 31, 1999 to and including the Closing Date, no change, or development or event involving a prospective change, has occurred which has had or could reasonably be expected to have a Material Adverse Effect; provided, however that the foregoing representation is made solely as of the Closing Date.

          3.3 Corporate Existence; Compliance with Law. Each of the Company and its Significant Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except to the extent that, in the aggregate, the failure of any such Subsidiaries to be duly organized, validly existing or in good standing would not have a Material Adverse Effect, (b) has the corporate (or other) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that, in the aggregate, the failure of any such Subsidiaries to have any such power, authority or legal right would not have a Material Adverse Effect, (c) is duly qualified and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that, in the aggregate, the failure of the Company and its Subsidiaries to so qualify or be in good standing would not have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that, in the aggregate, the failure of the Company and its Subsidiaries to comply therewith would not have a Material Adverse Effect.

          3.4 Corporate Power; Authorization; Enforceable Obligations. The Company has the corporate power and authority, and the legal right, to make, deliver and perform this Agreement and the Notes and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement and the Notes. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or the Notes. This Agreement has been, and each Note will be, duly executed and delivered on behalf of the Company. This Agreement constitutes, and each Note when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the Notes, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or Contractual Obligation of the Company or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

          3.6 No Material Litigation. Except as listed on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries or against any of its or their respective properties or revenues which would have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement or any of the Notes or the rights or remedies of the Administrative Agent or the Banks hereunder or thereunder.

          3.7 No Default. No Default or Event of Default has occurred and is continuing.

          3.8 Taxes. Each of the Company and its Significant Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Company, are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all material other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); on the Closing Date, no tax Lien has been filed, and, to the knowledge of the Company, no claim is being asserted, with respect to any such tax, fee or other charge.

          3.9 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U or Regulation X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect if such use would violate, or cause the Loans or the Commitments to be in violation of, the provisions of the Regulations of such Board of Governors. If requested by any Bank or the Administrative Agent at any time (and in any case prior to or concurrently with the borrowing of any Loan the proceeds of which will be used to purchase or carry margin stock), the Company will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said
Regulation U.

          3.10 ERISA. Except to the extent that all of the following, in the aggregate, would not have a Material Adverse Effect: (i) no Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (ii) the present value of all accrued benefits under each Single Employer Plan maintained by the Company or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (iii) neither the Company nor any Commonly Controlled Entity has or has had any liability or obligation in respect of any Multiemployer Plan; and
(iv) the present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Company and each Commonly Controlled Entity for post retirement benefits, if any, to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits, if any.

          3.11 Investment Company Act; Other Regulations. Neither the Company nor any of its Subsidiaries is subject to registration as an "investment company" or is "controlled" by such a company, within the meaning of the Investment Company Act of 1940, as amended.

          3.12 Purpose of Loans. The proceeds of the Loans shall be used by the Company (a) to refinance the Existing Credit Agreement, (b) to provide financing for the working capital needs of the Company, (c) to provide back-up and liquidity for the commercial paper of the Company and (d) to provide funds for general corporate purposes.

          3.13 Disclosure. On the Closing Date, neither this Agreement, the Notes, nor the Information Materials, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

          3.14 Ranking. The Loans shall remain at least pari passu with all other senior unsecured obligations of the Company.

                        SECTION 4.  CONDITIONS PRECEDENT

          4.1 Conditions to Effectiveness. The agreements of each Bank contained herein are subject to the satisfaction of the following conditions precedent:

          (a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Company, with a counterpart for each Bank, and (ii) for the account of each Bank, a Note conforming to the requirements hereof and executed by a duly authorized officer of the Company.

          (b) Corporate Proceedings of the Company. The Administrative Agent shall have received, with a counterpart for each Bank, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Company authorizing (i) the execution, delivery and performance of this Agreement and the Notes and
     (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Company as of the Closing Date, which certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded and are in full force and effect and shall be in form and substance satisfactory to the Administrative Agent.

          (c) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Bank, true and complete copies of the certificate of incorporation and by-laws of the Company, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of the Company.

          (d) No Violation. The consummation of the transactions contemplated hereby shall not contravene, violate or conflict with, nor involve the Administrative Agent or any Bank in any violation of, any Requirement of Law.

          (e) Fees. The Administrative Agent shall have received the fees to be received on the Closing Date referred to in subsection 2.4.

          (f) Legal Opinion. The Administrative Agent shall have received, with a counterpart for each Bank, the executed legal opinion of the Associate General Counsel of the Company, substantially in the form of Exhibit C, and the Company hereby instructs its Associate General Counsel to execute and deliver such opinion to the Administrative Agent, with a counterpart for each Bank. Such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

          (g) Existing Credit Agreement. The Administrative Agent shall have received evidence satisfactory to it that the commitments under the Existing Credit Agreement shall have been terminated, all amounts outstanding thereunder have been repaid and any other amounts required to be paid to Chase or the banks thereunder have been paid.

          (h) Additional Documents. The Administrative Agent shall have received each additional document, instrument or item of information reasonably requested by it, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Company may be a party.

          (i) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the

     Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

          4.2 Conditions to Each Loan. The agreement of each Bank to make any Loan (other than the conversion or continuation of any Loan pursuant to subsection 2.7) requested to be made by it on any date (including, without limitation, its initial Loan) is subject to the satisfaction of the following conditions precedent:

          (a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date, both before and after giving effect to the making of such Loans.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.

          (c) Borrowing Certificate. In the case of Revolving Credit Loans, the Administrative Agent shall have received, on or prior to the time required for its receipt pursuant to subsection 2.3, a Borrowing Certificate with respect to the Loans requested to be made on such date.

          (d) Bid Loan Confirmation. With respect to any Bid Loan, a Bid Loan Confirmation shall have been delivered in accordance with subsection 2.18(b)(iv). Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such Loan that the conditions contained in subsection 4.2(a) and (b) have been satisfied.

                       SECTION 5.  AFFIRMATIVE COVENANTS

          The Company hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Bank or the Administrative Agent hereunder, the Company shall:

          5.1  Financial Statements.  Furnish to each Bank:

          (a) as soon as available, but in any event within 95 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Majority Banks (it being understood that (i) any of the following accounting firms: Arthur Anderson, Deloitte & Touche, Ernst & Young LLP, KPMG and PricewaterhouseCoopers shall not be unacceptable to the Banks and (ii) in furnishing to each Bank copies of the Company's

     Annual Report on Form 10-K filed with the Securities and Exchange Commission, the Company shall satisfy the requirements of this subsection); and

          (b) as soon as available, but in any event not later than 50 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments). In furnishing to each Bank copies of the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, the Company shall satisfy the requirements of this subsection;

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          5.2  Certificates; Other Information.  Furnish to each Bank:

          (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in subsections 5.1(a) and 5.1(b), a certificate of a Responsible Officer stating that such Officer has obtained no knowledge of any Default or Event of Default that has occurred and is continuing except as specified in such certificate, and including calculations demonstrating compliance with subsection 6.1 hereof;

          (c) within five days after the same are sent, copies of all regular and periodic reports which the Company sends to its stockholders generally, and within five days after the same are filed, copies of all regular and periodic reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

          (d) promptly upon receipt thereof, copies of the executive summary portion of any final auditor's letter or auditor's report submitted to the Company's board of directors or any committee thereof relating to internal financial controls of the Company or any Subsidiary; and

          (e) promptly, such additional financial and other information as any Bank may from time to time reasonably request.

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

          5.3 Conduct of Business and Maintenance of Existence. Continue to engage in business of substantially the same general type as now conducted by it, taken as a whole, and preserve, renew and keep in full force and effect its corporate existence and take such reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to subsection 6.5; comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Notes.

          5.4 Inspection of Property; Books, Records and Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

          (b) Permit representatives of the Administrative Agent and the Banks (other than Excluded Individuals of the Administrative Agent and the Banks) which are not Competitors to visit and inspect at their own expense (unless a Default or Event of Default has occurred and is continuing, in which case at the Company's expense) any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable prior notice to the Company and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants, provided that the Company and its Subsidiaries shall have no obligation to provide access to information which is the subject of a confidentiality agreement between the Company or any of its Subsidiaries, on the one hand, and a customer of the Company or of any of its Subsidiaries, on the other hand. The Administrative Agent shall endeavor to coordinate such visits by the Banks in order to minimize inconvenience to the Company, and so long as no Event of Default shall be continuing, such visits shall occur not more frequently than once per fiscal quarter.

          5.5 Notices. Promptly give notice to the Administrative Agent and each Bank of:

          (a) the occurrence of any Default or Event of Default;

          (b) the occurrence of a Change of Control;

          (c) any litigation, investigation or proceeding which would have a Material Adverse Effect;

          (d) the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, the commencement of any obligation to contribute to any Multiemployer Plan by the Company or any Commonly Controlled Entity, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

          (e) the use of the proceeds of any Loans for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

                        SECTION 6.  NEGATIVE COVENANTS

          The Company hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Bank or the Administrative Agent hereunder, the Company shall not:

          6.1 Interest Coverage. Permit (for any period of four consecutive fiscal quarters) the ratio of (i) Consolidated Operating Income of the Company and its Subsidiaries for such period to (ii) Interest Expense of the Company and its Subsidiaries for such period, to be less than 2.5 to 1.

          6.2 Limitation on Significant Subsidiary Indebtedness. Permit any of its Significant Subsidiaries, directly or indirectly, to create, incur, assume or suffer to exist any Indebtedness (which for purposes of this subsection 6.2 shall include, without duplication, Guarantee Obligations) unless immediately thereafter the aggregate amount of all Indebtedness of Significant Subsidiaries (excluding Indebtedness owed to the Company or a Significant Subsidiary, including any renewal or replacement thereof) and the discounted present value of all net rentals payable under leases covered by subsection 6.4 (and not expressly excluded therefrom) would not exceed 20% of Consolidated Net Worth; provided, however, that, solely, for the purposes of this covenant, Indebtedness shall not include indebtedness incurred in connection with (x) overdraft or similar facilities related to settlement, clearing and related activities by a Significant Subsidiary in the ordinary course of business consistent with past practice to the extent that such indebtedness remains outstanding for a period not to exceed 72 hours or (y) Purchased Receivables Financings; and provided, further, that any Indebtedness of a Person (i) existing at the time such Person becomes a Significant Subsidiary or is merged with or into the Company or a Significant Subsidiary or other entity or (ii) assumed by the Company or a Subsidiary in connection with the acquisition of all or a portion of the business of such Person, shall not be deemed to be Indebtedness created, incur red, assumed or guaranteed by a Significant Subsidiary or otherwise deemed to be Indebtedness of a Significant Subsidiary for the purposes of this covenant.

          6.3 Limitation on Liens. Directly or indirectly, create, incur, assume or suffer to exist, or permit any of its Significant Subsidiaries to create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

          (a) any Lien on any property now owned or hereafter acquired or constructed by the Company or a Subsidiary, or on which property so owned, acquired or constructed is located, which Lien (i) in the case of any property so acquired, existed on such property at the time of acquisition thereby by the Company or such Subsidiary or (ii) secures or provides for the payment of any part of the purchase or construction price or cost of improvements of such property and was created prior to, contemporaneously with or within 360 days after, such purchase, construction or improvement (and any replacements or refinancings for such Liens); provided, that (i) if a firm commitment from a bank, insurance company or other lender or investor (not including the Company, a Subsidiary or an Affiliate of the Company) for the financing of the acquisition or construction of property is made prior to, contemporaneously with or within the 360-day period hereinabove referred to, the applicable Lien shall be deemed to be permitted by this paragraph (a) whether or not created or assumed within such period, and (ii) each such Lien is not spread to cover any additional property and the amount of Indebtedness secured thereby is not increased;

          (b) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

          (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business;

          (d) Liens of landlords or of mortgagees of landlords arising by operation of law;

          (e) pledges, deposits or other Liens in connection with workers' compensation, unemployment insurance, other social security benefits or other insurance related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements) and Liens on the proceeds of insurance policies created in connection with any of the foregoing;

          (f) Liens arising by reason of any judgment, decree or order of any court or other Governmental Authority, if appropriate legal proceedings which have been duly initiated for the review of such judgment, decree or order, are being diligently prosecuted and have not been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (g) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, judgment and like bonds, replevin and similar bonds and other obligations of a like nature incurred in the ordinary course of business;

          (h) zoning restrictions, easements, rights-of-way, restrictions on the use of property, other similar encumbrances incurred in the ordinary course of business and minor irregularities of title, which do not materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

          (i) Liens on Purchased Receivables and related assets granted in connection with one or more Purchased Receivables Financings; and

          (j) any Lien not otherwise permitted under this subsection 6.3, provided that the aggregate amount of indebtedness secured by all such Liens, together with the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted under subsection 6.4, does not exceed the greater of $100,000,000 or 15% of Consolidated Net Worth.

          6.4 Limitation on Sales and Leasebacks. Sell or transfer, or permit any Subsidiary to sell or transfer, (except to the Company or one or more of its wholly-owned Subsidiaries, or both) any Principal Facility owned by it on the date of this Agreement with the intention of taking back a lease of such property, other than a lease relating to computer hardware with lease terms of four years or less, unless either:

          (a) the sum of the aggregate sale price of property involved in sale and leaseback transactions not otherwise permitted under this subsection plus the aggregate amount of indebtedness secured by all mortgages, pledges, liens and encumbrances not otherwise permitted except under subsection 6.3(j) does not exceed the greater of $100,000,000 or 10% of Consolidated Net Worth; or

          (b) the Company within 120 days after the sale or transfer shall have been made by the Company or by any such Subsidiary applies an amount equal to the greater of (i) the net proceeds of the sale of the Principal Facility sold and leased back pursuant to such arrangement or (ii) the fair market value of the Principal Facility sold and leased back at the time of entering into such arrangement (which may be conclusively determined by the Board of Directors of the Company) to the retirement of Funded Debt of the Company; provided, that the amount required to be applied to the retirement of Funded Debt of the Company pursuant to this clause (b) shall be reduced by the principal amount of any Funded Debt of the Company voluntarily retired by the Company within 120 days after such sale, whether or not any such retirement of Funded Debt shall be specified as being made pursuant to this clause (b). Notwithstanding the foregoing, no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

          6.5 Limitations on Fundamental Changes. Directly or indirectly, sell, assign, lease, transfer or other wise dispose of all or substantially all of its assets or consolidate with or merge into any Person or permit any Person to merge into it, provided that the Company may enter into a consolidation or merger with any Person if (i) the survivor formed by or resulting from such consolidation or merger is the Company and (ii) at the time of such consolidation or merger and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

          6.6 Limitations on Restrictions on Dividends. Permit any Significant Subsidiary exclusively organized under the laws of the United States of America or any state thereof to enter into any arrangement with any Person which in any way prohibits, limits the amount of or otherwise impairs the declaration or distribution by such Subsidiary of dividends on its Capital Stock if such arrangement, together with all other similar arrangements, could reasonably be expected to have a Material Adverse Effect.

                         SECTION 7.  EVENTS OF DEFAULT

          If any of the following events shall occur and be continuing:

          (a) The Company shall fail to pay any principal of any Note when due in accordance with the terms thereof or hereof; or the Company shall fail to pay any interest on any Note, or any other amount payable hereunder, within three Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made, or deemed made pursuant to subsection 4.2, by the Company herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

          (c) The Company shall default in the observance or performance of any agreement contained in subsection 5.4(b), 5.5(a) or 5.5(b) or Section 6; or

          (d) A Change of Control shall occur; or

          (e) The Company shall default in the observance or performance of any other agreement contained in this Agreement (other than as provided in paragraphs (a) through (d) of this Section), and such default shall continue unremedied for a period of 30 days after the earlier of written notification to the Company by the Administrative Agent or any Bank or after any Responsible Officer becomes aware or, with reasonable diligence, would become aware of such default; or

          (f) The Company or any of its Significant Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Notes) or in the payment of any Guarantee Obligation, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created, and such default shall be continuing; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, and such default shall be continuing, or any other event shall occur or condition exist and be continuing, the effect of which default or other event or condition is to cause, such Indebtedness to become due or required to be purchased, redeemed or otherwise defeased prior to its stated maturity or such Guarantee Obligation to become payable, provided that the aggregate principal amount of any such Indebtedness and Guarantee Obligations outstanding at such time, when aggregated with the outstanding principal amount of all other such Indebtedness and Guarantee Obligations in respect of which the Company or any Significant Subsidiary shall have so defaulted or an event shall have occurred or a condition exists as described above, aggregates $25,000,000 or more; or

          (g) (i) The Company or any of its Significant Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Significant Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Significant Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
     (iv) the Company or any of its Significant Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Significant Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (h) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan,
     (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Banks is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or the Notes; or

          (i) The rendering against the Company or any Significant Subsidiary of one or more final nonappealable judgments, decrees or orders for the payment of money which, either singly or in the aggregate with all other monies in respect of which a final nonappealable judgment, decree or order for payment shall have been rendered against the Company or any Significant Subsidiary, aggregates $25,000,000 or more, and the continuance of such judgments, decrees or orders unsatisfied and in effect for any period of 30 consecutive days or, in the case of a foreign judgment, decree or order the enforcement of which is not being sought in the United States, 60 consecutive days without a stay of execution;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Company, automatically the Commitments and Swing Line Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Banks, the Administrative Agent may, or upon the request of the Majority Banks, the Administrative Agent shall, by notice to the Company declare the Commitments and Swing Line Commitments to be terminated forthwith, whereupon the Commitments and Swing Line Commitments shall immediately terminate; and (ii) with the consent of the Majority Banks, the Administrative Agent may, or upon the request of the Majority Banks, the Administrative Agent shall, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

                     SECTION 8.  THE ADMINISTRATIVE AGENT

          8.1 Appointment. Each Bank hereby irrevocably designates and appoints Chase as the Administrative Agent of such Bank under this Agreement and the Notes and each Bank irrevocably authorizes Chase, as the Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and the Notes and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the Notes, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the Notes or otherwise exist against the Administrative Agent.

          8.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the Notes by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

          8.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the Notes (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement (except for the Administrative Agent's due execution and delivery) or the Notes or for any failure of the Company to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the Notes or to inspect the properties, books or records of the Company.

          8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or the Notes unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Majority Banks (or such other number of Banks as is expressly required hereby), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

          8.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Banks; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

          8.6 Non-Reliance on Administrative Agent and Other Banks. Each Bank expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the Notes, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, condition (financial or otherwise) or creditworthiness of the Company which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          8.7 Indemnification. The Banks agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to the respective amounts of their Commitments (or, if the Commitments have been terminated, ratably according to the respective amount of their outstanding Loans or, if no Loans are outstanding, their Commitments as of the date of such termination) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, the Notes or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

          8.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Bank or any Swing Line Bank and may exercise the same as though it were not the Administrative Agent, and the terms "Bank" and "Banks", "Swing Line Bank" and "Swing Line Banks" shall include the Administrative Agent in its individual capacity.

          8.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days' notice to the Banks and the Company, such resignation to become effective upon the appointment of a successor Administrative Agent as provided below. If the Administrative Agent shall resign as Administrative Agent under this Agreement, then the Majority Banks shall appoint from among the Banks a successor agent for the Banks, which successor agent shall be approved by the Company if no Default or Event of Default has occurred and is continuing (such approval not to be unreasonably withheld), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor agent effective upon its appointment, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

          8.10 Co-Agents, Syndication Agents, Managing Agents etc. Neither any of the Banks or any Swing Line Banks identified in this Agreement as a "co-agent" nor the Syndication Agents or the Managing Agents shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks and Swing Line Banks as such. Without limiting the foregoing, none of such Banks or Swing Line Banks shall have or be deemed to have a fiduciary relationship with any Bank or Swing Line Bank. Each Bank and Swing Line Bank hereby makes the same acknowledgments with respect to Banks and Swing Line Banks as it makes with respect to the Administrative Agent in Section 8.8.

                           SECTION 9.  MISCELLANEOUS

          9.1 Amendments and Waivers. None of this Agreement, any Note or any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. With the written consent of the Majority Banks, the Administrative Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes for the purpose of changing any provisions of or adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that (i) each Bank shall receive a form of any such waiver, amendment, supplement or modification prior to the execution thereof by the Majority Banks or the Administrative Agent and
(ii) no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the Commitment of any Bank, the maturity of any Note or any installment thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the amount or extend the time of payment of any fee payable to any Bank hereunder, or change the amount of any Bank's Commitment or any Swing Line Bank's Swing Line Commitment, in each case without the consent of the Bank or the Swing Line Bank, as the case may be, affected thereby, or (b) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Majority Banks, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, or waive the conditions precedent to the making of any Loan set forth in subsection 4.2, in each case without the written consent of all the Banks, (c) amend, modify or waive any provision of
Section 8 without the written consent of the then Administrative Agent or (d) amend, modify or waive any provision of subsection 2.19 without the written consent of each Swing Line Bank. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Company, the Banks and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy,) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or five days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Company and the Administrative Agent, and as set forth in Schedule 1.1 in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company:                   First Data Corporation
                               5660 New Northside Drive
                               Atlanta, GA 30328
                               Attention:  Treasurer
                               Telecopy:  (770) 857-0409
                               Confirmation Telephone:  (770) 857-7116

with a copy of
any notice to
the Company to:                First Data Corporation
                               5660 New Northside Drive
                               Atlanta, GA 30328
                               Attention:  General Counsel's Office
                               Telecopy:  (770) 857-0414
                               Confirmation Telephone:  (770) 857-7104

The Administrative
Agent:                         The Chase Manhattan Bank
                               270 Park Avenue, 15th Floor
                               New York, New York 10017-2070
                               Attention:  Roger Parker, V.P.
                                           or William Castro,
                                           Credit Administration Officer
                               Telecopy:  (212) 270-4873
                               Confirmation Telephone:  (212) 270-5052
with a copy of
any notice to
the Administrative
Agent to:                      The Chase Manhattan Bank
                               Loan and Agency Services Group
                               One Chase Manhattan Plaza
                               New York, New York 10017
                               Attention:  Laura Rebecca, Account Manager
                               Telecopy:  (212) 552-7490
                               Confirmation Telephone:  (212) 552-7253

provided that any notice, request or demand to or upon the Administrative Agent or the Banks pursuant to subsection 2.3, 2.5, 2.6, 2.7, 2.18 or 2.19 shall not be effective until received.

          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

          9.5 Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Bank and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, fees and disbursements of counsel to the Administrative Agent and to the several Banks, (c) to pay, and indemnify and hold harmless each Bank and the Administrative Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents, and (d) to pay, and indemnify and hold harmless each Bank and the Administrative Agent from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the Notes, and any such other documents (all the foregoing, collectively, the "indemnified liabilities"), provided, that the Company shall have no obligation hereunder to the Administrative Agent or any Bank with respect to indemnified liabilities arising from (i) the gross negligence or willful misconduct of the Administrative Agent or such Bank, (ii) legal proceedings commenced or claims against the Administrative Agent or such Bank by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, or (iii) legal proceedings commenced or claims against the Administrative Agent or such Bank by any other Bank or by any Transferee. The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

          9.6 Successors and Assigns; Participations; Purchasing Banks. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

          (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time with the consent of the Administrative Agent, the Company (unless there is a Default or Event of Default occurring or continuing) and each Swing Line Bank (which, in each case, shall not be unreasonably withheld) sell to one or more banks or other entities which are not Competitors ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, the Commitment of such Bank or any other interest of such Bank hereunder, provided that with respect to any such sale of a participating interest, the Bank selling such participating interest must retain the right to make all determinations under this Agreement other than requests for (i) reductions in the principal amount of the Loans,
(ii) reductions in the interest rates payable on the Loans, (iii) reductions in the facility fee payable to such selling Bank pursuant to subsection 2.4 and
(iv) waivers and extensions in respect of payment dates on account of principal of the Loans, Interest Payment Dates and the dates on which such facility fee is payable. In the event of any such sale by a Bank of participating interests to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. The Company agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note, provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Banks the proceeds thereof as provided in subsection 9.7. The Company also agrees that each Participant shall be entitled to the benefits of subsections 2.14, 2.15 and 2.16 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

          (c) Any Bank may, in the ordinary course of its commercial banking business, in accordance with applicable law and with the consent of the Administrative Agent (which shall not be unreasonably withheld) at any time sell to any Bank or any affiliate thereof (but only if such affiliate's Short-Term Ratings equal or exceed the Short-Term Ratings of such selling
     Bank) and, with the consent of the Company (unless there is a Default or Event of Default occurring or continuing) and the Administrative Agent (which in each case shall not be unreasonably withheld), to one or more additional banks or financial institutions ("Purchasing Banks") all or any part of its rights and obligations under this Agreement and its Note pursuant to a Commitment Transfer Supplement, substantially in the form of Exhibit D (a "Commitment Transfer Supplement"), executed by such Purchasing Bank, such transferor Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) in connection with such sale, such transferor Bank must transfer all of its outstanding Commitment to such Purchasing Bank or (ii) after giving effect to such sale the outstanding Commitment of such transferor Bank must equal or exceed $10,000,000, provided, further, with respect to a Purchasing Bank which was not a Bank or an affiliate of a Bank prior to such sale, the outstanding Commitment of such Purchasing Bank after giving effect to such sale must equal or exceed $10,000,000. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to (and as defined in) such Commitment Transfer Supplement, (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, (in addition to any such rights and obligations theretofore held by it) have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and
     (y) the transferor Bank thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto, provided, that it is expressly understood and agreed that such transferor Bank shall retain all of such transfer or Bank's rights under subsections 2.14, 2.15, 2.16 and 9.5 of this Agreement with respect to any cost, reduction or payment incurred or made prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, including, without limitation the rights to indemnification and to reimbursement for taxes, costs and expenses). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of

     Commitments and Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes. On or prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Purchasing Bank in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, if the transferor Bank has retained a Commitment hereunder, a new Note to the order of the transferor Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Note surrendered by the transferor Bank shall be returned by the Administrative Agent to the Company marked "cancelled".

          (d) The Administrative Agent shall maintain at its address referred to in subsection 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of each Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank and Purchasing Bank (and, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, by the Company and the Administrative Agent) together with payment to the Administrative Agent, in the case of a Purchasing Bank that is not then a Bank or an affiliate thereof, of a registration and processing fee of $2,000 by the transferor Bank, the Administrative Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Banks and the Company.

          (f) Subject to subsection 9.8, the Company authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its affiliates prior to becoming a party to this Agreement.

          (g) If, pursuant to this subsection, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof, the transferor Bank shall require such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Administrative Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and the Company) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 or successor applicable form (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Bank, the Administrative Agent and the Company) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and the Company) a new Form 4224 or Form 1001 or successor applicable form upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     (h) Nothing herein shall prohibit any Bank or any Swing Line Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

     (i) No Swing Line Bank may (except as provided in subsections 2.19 and 9.6(h)) assign or sell participations in all or any part of its Swing Line Loans, its Swing Line Note or its Swing Line Commitment.

          9.7 Adjustments; Set-off. (a) If any Bank (a "benefitted Bank") shall at any time receive any payment of all or part of its Loans then payable, or interest then payable thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Bank, if any, in respect of such other Bank's Loans then payable, or interest then payable thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Loans or such interest thereon, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's Loans or interest thereon may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

     (b) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank or any branch or agency thereof to or for the credit or the account of the Company. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          9.8 Confidentiality. Each of the Banks and the Administrative Agent agrees to keep confidential (and to cause its officers, directors, employees, agents and representatives, and its Affiliates' officers, directors, employees, agents and representatives who gain access to Confidential Materials (as defined below), to keep confidential) any information which is or has been obtained pursuant to the terms of this Agreement (including, without limitation, subsection 5.4(b)) (collectively, the "Confidential Materials"), except that such Bank or the Administrative Agent, as the case may be, shall be permitted to disclose the Confidential Materials (a) to such of the officers, directors, employees, agents, independent auditors and representatives of the Bank or any of its Affiliates as need to know such Confidential Materials in connection with its administration of its Commitment and Loans (provided such persons are informed of the confidential nature of the Confidential Materials and the restrictions imposed by this subsection), (b) to the extent required by law (including, without limitation disclosure to bank examiners and regulatory officials) or legal process (in which event such Bank or the Administrative Agent, as the case may be, will promptly notify the Company of any such requirement), (c) to the extent such Confidential Materials become publicly available other than as a result of a breach of the provisions of this subsection, (d) to the extent the Company shall have consented to such disclosure in writing, (e) to a prospective Transferee which agrees in writing to be bound by the terms of this subsection as if it were a Bank party to this Agreement, and (f) to a Governmental Authority in connection with litigation involving this Agreement or the Notes; provided that in no event shall any such Bank or the Administrative Agent disclose any of the Confidential Materials to any of its Excluded Individuals.

          9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

          9.10 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.11 Integration. This Agreement represents the entire agreement of the Company, the Administrative Agent and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Bank relative to subject matter hereof not expressly set forth or referred to herein or in the Notes.

          9.12 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND

INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          9.13 Submission To Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Notes, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in subsection 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

          9.14  Acknowledgements.  The Company hereby acknowledges that:

          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes;

          (b) neither the Administrative Agent nor any Bank has any fiduciary relationship to the Company, and the relationship between the Administrative Agent and the Banks, on the one hand, and the Company, on the other hand, is solely that of debtor and creditor; and

          (c) no joint venture exists among the Banks or among the Company and the Banks.

          9.15 WAIVERS OF JURY TRIAL. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR

PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                       FIRST DATA CORPORATION

                       By /s/ Mark E. Young
                          -----------------------------------------------------
                          Name: Mark E. Young
                          Title: Senior Vice President and Treasurer

                       THE CHASE MANHATTAN BANK,

                       as Administrative Agent, a Swing Line Bank and as a Bank

                       By /s/ Roger Parker
                          -----------------------------------------------------
                          Name: Roger Parker
                          Title: Vice President

                       ABN AMRO BANK N.V.,
                       as Co-Agent and as a Bank

                       By /s/ Christopher Luke
                          -----------------------------------------------------
                          Name: Christopher Luke
                          Title: Senior Vice President


                       By /s/ Thomas M. Toerpe
                          -----------------------------------------------------
                          Name: Thomas M. Toerpe
                          Title: Group Vice President

                       BANK ONE, NA,
                       As Syndication Agent, a Swing Line Bank and as a Bank

                       By /s/ illegible
                          -----------------------------------------------------
                          Name:
                          Title:

                       BANK OF AMERICA, N.A.,
                       As Syndication Agent, a Swing Line Bank and as a Bank

                       By /s/ Michael J. McKenney
                          -----------------------------------------------------
                          Name: Michael J. McKenney
                          Title: Managing Director

                       THE BANK OF NEW YORK,
                       as Co-Agent, a Swing Line Bank and as a Bank

                       By /s/ David C. Siegel
                          ----------------------------------------------------
                          Name: David C. Siegel
                          Title: Vice President

                       THE BANK OF NOVA SCOTIA,
                       as Co-Agent and as a Bank


                       By /s/ William E. Zarrett
                          ----------------------------------------------------
                          Name: William E. Zarrett
                          Title: Managing Director

                       BANK OF TOKYO-MITSUBISHI LTD.,
                       as Managing Agent and as a Bank


                       By /s/ Gary England
                          ----------------------------------------------------
                          Name: Gary England
                          Title: Illegible

                       CITICORP USA, INC.,
                       As Syndication Agent and as a Bank

                       By /s/ Hilary Nickerson
                          ----------------------------------------------------
                          Name: Hilary Nickerson
                          Title: Vice President

                       CREDIT AGRICOLE INDOSUEZ (NEW YORK)

                       By /s/ Rene LeBlanc
                          ----------------------------------------------------
                          Name: Rene LeBlanc
                          Title: Vice President and Senior Relationship Manager

                       By /s/ Sarah McClintock
                          ----------------------------------------------------
                          Name: Sarah McClintock
                          Title: Vice President and Senior Relationship Manager

                             FLEET BANK,
                             as Co-Agent and as a Bank

                             By /s/ Mary Ann Jordan
                                -------------------------------
                             Name: Mary Ann Jordan
                             Title: Director

                             THE NORTHERN TRUST COMPANY,
                             as Co-Agent and as a Bank

                             By /s/ David J. Mitchell
                                -------------------------------
                             Name: David J. Mitchell
                             Title: Vice President

                             ROYAL BANK OF CANADA,
                             as Managing Agent and as a Bank

                             By /s/ Christopher W. Evans
                                -------------------------------
                             Name: Christopher W. Evans
                             Title: Senior Manager

                             THE SUMITOMO BANK, LIMITED,
                             as Co-Agent and as a Bank

                             By /s/ Edward D. Henderson, Jr.
                                -------------------------------
                             Name: Edward D. Henderson, Jr.
                             Title: Senior Vice President

                             THE SUNTRUST BANK, ATLANTA,
                             As Managing Agent, a Swing Line Bank and as a Bank

                             By /s/ Daniel S. Komitor
                                -------------------------------
                             Name: Daniel S. Komitor
                             Title: Director

                             THE SANWA BANK, LIMITED
                             acting through its New York Branch

                             By /s/ P. Bartlett Wu
                                ---------------------------------
                             Name: P. Bartlett Wu
                             Title: Vice President

                             WACHOVIA BANK, N.A.,
                             As Managing Agent, a Swing Line Bank and as a Bank

                             By /s/ Anne L. Sayles
                                ---------------------------------
                             Name: Anne L. Sayles
                             Title: Senior Vice President

                             WELLS FARGO BANK, N.A.,
                             as Co-Agent and as a Bank

                             By /s/ Kirk Reed
                                ---------------------------------
                             Name: Kirk Reed
                             Title: Vice President

                                          Schedule 1.1
                                          ------------
                                          to the Revolving Credit Agreement
                                          ---------------------------------

                              Banks & Commitments

                                                                    Swing Line
Name and Address                         Commitment                 Commitment
for Notices of Banks                      Amount                      Amount
--------------------              ------------------------        -------------
ABN AMRO Bank N.V.                   $ 50,000,000
135 South Lasalle Street
Chicago, IL 60674
Attn:  Mr. Chris Luke
Telecopy:  (312) 606-8425

Bank One, NA                         $100,000,000                 $100,000,000
One Bank One Plaza, 10th Floor                                    $100,000,000
Chicago, IL 60670
Attn:  Mr. Curtis Price
Telecopy:  (312) 732-1542

Bank of America, N.A.                $100,000,000
100 North Tyron Street, 8th Floor                                 $100,000,000
Charlotte, NC 28255
Attn:  Michael McKenney
Telecopy:  (704) 388-0960

The Bank of New York                 $ 50,000,000                 $ 50,000,000
One Wall Street
22nd Floor
New York, NY 10286
Attn:  Mr. David Siegel
Telecopy:  (212) 635-6434

The Bank of Nova Scotia              $ 50,000,000
600 Peachtree St.
Suite 2700
Atlanta, GA 30308
Attn:  Mr. William Zarrett
Telecopy:  (404) 888-8995

Bank of Tokyo-Mitsubishi Ltd.              $ 72,500,000
133 Peachtree
#4970 Ga Pacific Bldg.
Atlanta, GA 30303
Attn:  Mr. Gary England
Telecopy:  (404) 577-1155

The Chase Manhattan Bank                   $110,000,000           $110,000,000
270 Park Avenue
15th Floor
New York, NY 10017
Attn:  Mr. Roger Parker
Telecopy:  (212) 270-4873

Citicorp USA, Inc.                         $100,000,000
400 Perimeter Center Terrace
Atlanta, GA 30346
Attn:  Kirk Lakeman
Telecopy:  (770) 668-8137

Credit Agricole Indosuez (New York)        $ 25,000,000
666 Third Avenue, 10th Floor
New York, NY 10017
Attn:  Ms. Sarah McClintock
Telecopy:  (646) 658-2111

FleetBoston (Boston-State Street)          $ 50,000,000
75 State Street
Boston, MA 02109
Attn:  Ms. Mary Ann Jordan
Telecopy:  (617) 434-1096

The Northern Trust Company                 $ 50,000,000
50 South LaSalle Street
Chicago, IL 60675
Attn:  Mr. Martin Alston
Telecopy:  (312) 444-7028

Royal Bank of Canada                      $ 72,500,000
Grand Cayman (North America No. 1)
Branch
c/o New York Branch
One Liberty Plaza
3rd Floor
New York, NY 10006-1404
Attn:  Manager, Loans Administration
Telecopy:  (212) 428-2372
with a copy to:
Attn:  Mr. Chris W. Evans
Telecopy:  (212) 428-3061

The Sumitomo Bank Ltd. (New York)         $ 50,000,000
277 Park Avenue
6th Floor
New York, NY 10172
Attn:  Mr. Ed McColl
Telecopy:  (212) 224-4384

The SunTrust Bank, Atlanta                $ 72,500,000            $ 72,500,000
303 Peachtree St.
2nd Floor
Atlanta, GA 30308
Attn:  Mr. Brian Peters
Telecopy:  (404) 588-8833

The Sanwa Bank Ltd. (New York)            $ 25,000,000
55 East 52nd St.
Park Avenue Plaza
24F
New York, NY 10055
Attn:  Mr. P. Bartlett Wu
Telecopy:  (212) 754-1304

Wachovia Bank, N.A.                       $ 72,500,000            $ 72,500,000
191 Peachtree Street W.E.
Atlanta, GA 30303
Attn:  Ms. Ann Sales
Telecopy:  (404) 332-6016

Wells Fargo Bank (Denver)                 $ 50,000,000
1445 Rose Avenue
Dallas, TX 75202
Attn:  Mr. DAX Williamson
Telecopy:  (214) 969-0371

                                               Schedule 3.6
                                               to the Revolving Credit Agreement

Legal Matters disclosure contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 which was filed on March 24, 2000.

As previously reported, on February 20, 1998, Plaintiffs Rita Sandoval and Andres Pena, individually and on behalf of all others similarly situated, filed a complaint in the District Court of Morris County, Texas, against Western Union Financial Services, Inc. (the "Sandoval action"). Plaintiffs claim that Western Union charges an undisclosed "commission" when it transmits consumers' money by wire from Texas to Mexico, in that the exchange rate used in these transactions is less favorable than the exchange rate that Western Union receives when it trades dollars for Mexican pesos in the international money market. Plaintiffs assert that Western Union's failure to disclose this so-called "commission" in its advertising and in the transactions violates state law. Plaintiffs seek to recover the purported damage suffered by each class member.

As previously reported, on April 20, 1998, Plaintiffs Luis Pelayo and Oscar Perales brought a putative class action against Western Union Financial Services, Inc. in the United States District Court for the Northern District of Illinois (the "Pelayo action"). The Plaintiffs make allegations substantially similar to those made in the Sandoval action described above, except that the Plaintiffs purported to assert their action on behalf of a nationwide class of persons who sent money from the United States to Mexico through Western Union's wire transfer service. Plaintiffs seek declaratory and injunctive relief, compensatory damages, treble damages, punitive damages, attorneys' fees, prejudgment interest, and costs of suit.

As previously reported, on September 14, 1998, Plaintiff Raul Garcia filed a putative class action in the Superior Court of the State of California for the County of Los Angeles against, among others, the Company's subsidiary, Western Union Financial Services, Inc. (the "Garcia" action). The Plaintiff asserts claims based on factual allegations similar to those made in the Sandoval action described above, except that the Plaintiff purported to assert the action on behalf of persons who sent money from California to Mexico. Plaintiff also asserts that Western Union has discriminated against persons who use Western Union to transmit money to Mexico, in that the difference between the exchange rate at which Western Union purchased Mexican pesos and the exchange rate provided by Western Union to its customers transmitting funds to Mexico is greater than the difference between the exchange rate at which Western Union purchased foreign currency and the exchange rate provided by Western Union to its customers transmitting funds to other countries. The Plaintiff seeks injunctive relief, imposition of a constructive trust, an accounting, restitution, compensatory and statutory damages, statutory penalties, punitive damages, attorneys' fees, prejudgment interest, and costs of suit.

As previously reported, on November 17, 1998, Plaintiffs Maria Rosa Ibarra, Rosa Maria Landin and Rigoberto Estrada brought a putative class action against the Company's Orlandi Valuta subsidiary in the United States District Court for the Central District of California seeking compensatory damages, treble damages, injunctive relief, attorneys' fees, and costs of suit. Plaintiffs filed an amended complaint on January 29, 1999, naming the Company as an additional defendant. The claims are based on factual allegations similar to those made in the

Sandoval action described above, except that the Plaintiffs purported to assert their action on behalf of a nationwide class of persons who sent money from the United States to Mexico through Orlandi Valuta's wire transfer service. On May 3, 1999, the Court dismissed the federal statutory claims in the amended complaint, but not the state claims, and granted the Plaintiffs leave to amend the federal claims within 20 days.

As previously reported, in April 1998, Plaintiff Raul Ross Pineda, individually and on behalf of all others similarly situated, filed a putative class action in the United States District Court for the Northern District of Illinois naming MoneyGram Payment Systems, Inc. as the defendant (the "Pineda action"). Integrated Payment Systems, Inc. ("IPS"), a subsidiary of the Company, subsequently was added as a defendant in that action. IPS operated an electronic money transfer service under the name "MoneyGram" prior to December 1996. The claims are based on factual allegations similar to those made in the Pelayo action described above. Mr. Pineda seeks declaratory and injunctive relief, damages in an amount to be proven at trial, treble damages, punitive damages, attorneys' fees, and cost of suit.

The parties in the Pelayo and Pineda actions have reached a proposed settlement that the Company believes would also extinguish the claims in the Garcia, Sandoval and Ibarra actions. Under the proposed settlement, the Company will establish a charitable fund for the advancement of Mexican and Mexican-American causes in the amount of $4 million. Western Union also will issue coupons for discounts on future money transfer transactions to Mexico to its customers who transferred money from the U.S. to Mexico between January 1, 1987 and August 31, 1999. In addition, the Company will issue coupons for discounts on future Western Union transactions to customers who transferred money to Mexico from January 1, 1988 to December 10, 1996 using the MoneyGram service because MoneyGram was previously operated by a subsidiary of the Company. The proposed settlement also includes reasonable attorneys' fees, expenses and costs.

On May 12, 1999, Plaintiffs in the Pelayo and Pineda actions filed First Amended Complaints alleging additional causes of action and naming additional defendants. On that same day, the United States District Court for the Northern District of Illinois issued a Preliminary Settlement Order in the Pelayo and Pineda actions, inter alia, preliminarily approving the proposed settlement.
The Court also barred and enjoined the continued prosecution of the Garcia, Sandoval and Ibarra actions. Further, the Court barred the commencement of any new actions in any state or federal court that assert any claims that would be released and discharged upon final approval of the settlement. The Court has conducted a Fairness Hearing to determine the fairness, reasonableness, and adequacy of the proposed settlement and the parties await the Court's ruling.

On January 11, 2000, Plaintiffs Julieta Amorsolo and Apolonio Ezequiel Viruel Torres brought a putative class action against First Data Corporation and its subsidiaries Western Union Financial Services, Inc. and Orlandi Valuta in the Superior Court of the State of California for the County of Los Angeles. The putative class consists of those persons who have used Western Union or Orlandi Valuta's services after August 31, 1999 to transmit money from California to Mexico, or who have used the Western Union money transfer service to transmit money from California to Mexico and have opted out of the nationwide settlement pending approval in the Pelayo Action. Approximately 2,100 individuals purporting to be class members in the Pelayo action submitted requests to opt out of the proposed settlement. Plaintiffs assert claims similar to the claims in the Garcia action and seek injunctive relief, imposition of a constructive trust, an accounting, restitution, compensatory and statutory damages alleged to be in excess of $500,000,000, statutory penalties in an amount of $1,000 for each offense, punitive damages, attorneys' fees, prejudgment interest, and costs of suit. The Company is formulating its response in this matter.

The above matters were updated as follows in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 which was filed on August 8, 2000.

In the actions filed by Luis Pelayo (Pelayo) and Raul Pineda (Pineda) that were previously reported in the Company's Annual Report on Form 10-K for the period ended December 31, 1999, the Court issued orders granting the parties joint motions for preliminary approval of an amendment to the proposed settlement. Pursuant to the orders, the Company gave notice of the settlement, as amended, to class members who had excluded themselves from the settlement, and to certain other class members in the Pelayo action to whom direct mail notice inadvertently had not been sent. The Court further required that requests to rejoin the class in Pelayo or Pineda by members who had excluded themselves be postmarked by July 25, 2000 and any objections or opts-outs from the proposed settlement by the Pelayo class members to whom direct mail notice had inadvertently not been sent also be postmarked by July 25, 2000. A supplemental hearing on the fairness of the proposed settlement has been scheduled for August 11, 2000.

In the action filed by Julieta Amorsolo and Apolonio Ezequiel Viruel Torres that was previously reported in the Company's Annual Report on Form 10-K for the period ended December 31, 1999, the Company and other defendants filed a demurrer to many of the plaintiffs' claims and a motion to strike portions of the plaintiffs' complaint. Both sides have filed briefs and the parties await a hearing date to be scheduled by the Court.